SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

CENIT Bancorp, Inc.
----------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies.

       ---------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies.

       ---------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ---------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       ---------------------------------------------------------------
    5) Total fee paid:

       ---------------------------------------------------------------

 / / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ---------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       ---------------------------------------------------------------

    3) Filing Party:

       ---------------------------------------------------------------

    4) Date Filed:

       ---------------------------------------------------------------

April 28, 1999



Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of CENIT Bancorp, Inc. (the "Company"), which will be held at The Chrysler Museum of Art Theater, 245 West Olney Road, Norfolk, Virginia, on May 19, 1999 at 5:00 p.m.

The attached Notice of the Meeting and the Proxy Statement describe the formal business to be transacted at the Meeting.

The Board of Directors of the Company recommends a vote "FOR" each of the three persons who have been nominated to serve as a director of the Company, and "FOR" approval of the CENIT Long-Term Incentive Plan described in the Proxy Statement.

YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed Proxy Card promptly in the postage-paid envelope provided, or vote via the Internet or by telephone in accordance with the instructions set forth on the Proxy Card. If you attend the Meeting, you may vote in person even if you have already mailed in your Proxy Card or voted by Internet or telephone.

On behalf of the Board of Directors and all of the employees of the Company and its subsidiary, I wish to thank you for your continued support. We appreciate your interest.

Sincerely yours,

/S/ Michael S. Ives

Michael S. Ives
President and Chief Executive Officer

                               CENIT Bancorp, Inc.
                               225 West Olney Road
                             Norfolk, Virginia 23510
                                 (757) 446-6600

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 19, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of CENIT Bancorp, Inc. (the "Company") will be held at The Chrysler Museum of Art Theater, 245 West Olney Road, Norfolk, Virginia 23510, on May 19, 1999, at 5:00 p.m.

     A proxy statement and a proxy card for the Meeting are enclosed. The Meeting is for the purpose of considering and voting upon the following matters:

     1.   The election of three directors for terms of three years each;

     2.   Approval of the CENIT Long-Term Incentive Plan; and

     3. Such other matters as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has established March 22, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available at CENIT Bancorp, Inc., 225 West Olney Road, Norfolk, Virginia 23510, for a period of ten days prior to the Meeting and also will be available for inspection at the Meeting itself.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER OF YOUR SHARES TO VOTE PERSONALLY AT THE MEETING.

                                       By Order of the Board of Directors

                                       /S/ John O. Guthrie

                                       John O. Guthrie
                                       Corporate Secretary
                                       CENIT Bancorp, Inc.
Norfolk, Virginia
April 28, 1999

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. ALSO, PROXIES MAY BE RETURNED BY INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

                               CENIT Bancorp, Inc.
                               225 West Olney Road
                             Norfolk, Virginia 23510
                                 (757) 446-6600


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 19, 1999


Solicitation and Voting of Proxy.

     This proxy statement is being furnished to stockholders of CENIT Bancorp, Inc. (the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Stockholders (the
"Meeting") to be held at The Chrysler Museum of Art, 245 West Olney Road, Norfolk, Virginia 23510, on May 19, 1999, at 5:00 p.m., and at any adjournments thereof. The 1998 Annual Report to Stockholders, including the consolidated financial statements for the year ended December 31, 1998, accompanies this proxy statement, which is first being mailed to stockholders on or about April 28, 1999.

     Regardless of the number of shares of common stock owned, it is important that stockholders be represented by proxy or present in person at the Meeting. Stockholders are requested to vote via the Internet or by telephone in accordance with the instructions set forth on the enclosed Proxy Card or by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the election of each of the nominees for director named in this proxy statement, and FOR approval of the CENIT Long-Term Incentive Plan described herein.

     A proxy may be revoked at any time prior to its exercise by filing written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting, filing a notice of revocation with the Secretary and voting in person. However, if you are a stockholder whose shares are not registered in your name, you will need additional documentation from the record holder of your shares to vote personally at the Meeting.

     The cost of solicitation of proxies in the form enclosed will be borne by the Company. The Company has engaged Georgeson & Company to assist it in proxy solicitations regarding the meeting. Georgeson & Company will perform these services at an anticipated cost of approximately $14,000 plus expenses. Proxies may also be solicited personally or by telephone, fax, or telegraph by directors, officers and regular employees of the Company or CENIT Bank (the "Bank"), without additional compensation. The Company and/or Georgeson & Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so. The Company and/or Georgeson & Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

Voting Securities and Principal Stockholders.

     The securities that may be voted at the meeting consist of shares of Common Stock of the Company (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Meeting, except as described below.

     The close of business on March 22, 1999, has been established by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 4,791,940. All references to shares in this proxy statement reflect the number of shares adjusted for the Company's three-for-one stock split payable April 24, 1998.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies. With respect to any action to be taken at the Meeting other than the election of directors (which election will be determined by a plurality of votes cast) and the shareholder proposal (which requires the approval of a majority of the Company's issued and outstanding shares), the affirmative vote of a majority of those shares present and voting on the action will be required.

Securities Ownership of Certain Beneficial Owners.

     The following table sets forth certain information about those persons known by management to be beneficial owners of more than 5% of the shares of Common Stock outstanding on March 22, 1999. Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership with the Company and with the Securities and Exchange Commission (the "SEC") in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act").


                                                                               Amount and Nature
                                                                                  of Reported
                                                                                  Beneficial        Percent of
      Title of Class           Name and Address of Beneficial Owner               Ownership          Class(1)
      --------------           ------------------------------------            -----------------    -----------

       Common Stock            Mid-Atlantic Investors ("Mid-Atlantic")             478,560 (2)        10.0%
                               and related parties
                               P. O. Box 7574
                               Columbia, South Carolina  29202

       Common Stock            CENIT Employees Stock                               465,056 (3)         9.7%
                               Ownership Plan and Trust
                               ("ESOP")
                               225 West Olney Road
                               Norfolk, Virginia 23510
-----------

(1)  The total number of shares of Common Stock outstanding at March 22, 1999 was 4,791,940 shares.
(2)  This information on beneficial ownership is based solely on information supplied by Mid-Atlantic Investors,
     H. Jerry Shearer and Jerry Zucker (the "Mid-Atlantic Group") which the Company has not independently
     verified.   Mr. Zucker disclosed that he has sole dispositive and voting power over 325,752 shares.   Mr.
     Shearer disclosed that he has sole dispositive and voting power over 2,808 shares.  All parties report shared dispositive and voting power over 150,000 shares.
(3)  Michael S.  Ives and John O. Guthrie administer the ESOP in their capacity as trustees of the CENIT
     Employees Stock Ownership Trust (the "ESOP Trust").  As of the Record Date, 237,608 shares of Common
     Stock in the ESOP had been allocated to participating employees, and the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees.  Under the ESOP, the ESOP trustees have discretionary voting rights as to allocated shares for which no voting instructions have been received.


     The following table sets forth certain information, as of April 15, 1999, about beneficial ownership of the Common Stock of the Company for each director, director nominee, certain executive officers and for all directors, director nominees and executive officers of the Company as a group.


                                       Number of Shares of
                                          Common Stock
             Name                      Beneficially Owned(1)    Percent of Class
---------------------------            ---------------------    ----------------
C. L. Kaufman, Jr.                           59,835                   1.25%
David L. Bernd                               20,835 (2)                 *
Patrick E. Corbin                            26,580                     *
William J. Davenport, III                     8,688                     *
Thomas J. Decker, Jr.                         9,349                     *
John F. Harris                                6,865                     *
William H. Hodges                            13,515                     *
Michael S. Ives                             184,333 (2)               3.77%
Charles R. Malbon, Jr.                        9,641                     *
Roger C. Reinhold                             6,655                     *
Anne B. Shumadine                            31,155                     *
David R. Tynch                                8,268                     *
Barry L. French                              39,022 (2)                 *
John O. Guthrie                              46,312 (2)                 *
Roger J. Lambert                              7,669 (2)                 *
Alvin D. Woods                               27,229 (2)                 *
All directors, director nominees and        547,725 (2) (3)          11.10%
executive officers as a group (4)
-------------

*Represents less than 1% of the outstanding shares of Common Stock.
(1) All shares shown as beneficially owned are owned directly or held by spouses or children of the named persons, unless otherwise indicated.
(2) Includes 7,731, 4,416, 4,416, 1,500 and 4,416 shares held in the Management Recognition Plan ("MRP") Trust as described elsewhere in this proxy statement on behalf of Messrs. Ives, French, Guthrie, Lambert and Woods, respectively; 14,086, 7,309, 8,287, 6,169 and 6,886 shares held in the ESOP Trust and allocated to Messrs. Ives, French, Guthrie, Lambert and Woods, respectively; and 5,835, 101,988, 12,816, 8,066 and 4,608 shares which
     Messrs. Bernd, Ives, French, Guthrie and Woods, respectively, could acquire within 60 days of April 15, 1999, through the exercise of stock options.
(3) Includes 3,513 shares held in the MRP Trust, 11,445 shares held in the ESOP Trust and 10,743 shares which could be acquired within 60 days of April 15, 1999, through the exercise of stock options allocated to executive officers other than Messrs. Ives, French, Guthrie, Lambert and Woods.
(4) Includes 144,056 shares of Common Stock which such persons could acquire within 60 days of April 15, 1999, through the exercise of stock options. The total number of shares of Common Stock outstanding at April 15, 1999, was 4,791,940 shares.

                      ELECTION OF DIRECTORS AT THE MEETING

     Pursuant to the Company's bylaws, the Board of Directors has established the number of directors of the Company, effective May 19, 1999, at eleven. Each of the members of the Board of Directors of the Company also serves presently as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.
     The three nominees proposed for election at the Meeting are Messrs. William
J. Davenport, III, Michael S. Ives, and Charles R. Malbon, Jr. The Board of Directors believes that the nominees will stand for election and will serve if elected. However, in the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed Proxy will be voted FOR the election of the three nominees.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees and Continuing Directors.

     The following table sets forth, as of April 15, 1999, the names of the nominees and continuing directors, their ages, the year in which their terms as directors of the Company expire, and the year in which they became a director of the Company.

                                                                          Expiration of Term       Director of
                                           Positions Held                     as Company           the Company
          Name                             with the Company     Age            Director               Since
-------------------------                  ----------------     ---       -------------------      -----------


Nominees

William J. Davenport, III              Director                  51             1999                 1998

Michael S. Ives                        President/Chief           46             1999                 1991
                                       Executive Officer/
                                       Director

Charles R. Malbon, Jr.                 Director                  49             1999                 1998

Continuing Directors

David L. Bernd                         Director                  50             2000                 1991
Patrick E. Corbin                      Director                  45             2000                 1991
Thomas J. Decker, Jr.                  Director                  56             2000                 1998
David R. Tynch                         Director                  51             2000                 1994
John F. Harris                         Director                  61             2001                 1998
William H. Hodges                      Director                  69             2001                 1991
Roger C. Reinhold                      Director                  57             2001                 1994
Anne B. Shumadine                      Director                  56             2001                 1991

     Set forth below is certain information with respect to the directors and the director nominees of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her principal occupation for the past five years.

     C. L. Kaufman, Jr., serves as Chairman of the Board of Directors of the Company and has been a director of the Bank since 1981. He is self-employed in the management of investments in both a personal and fiduciary capacity. Mr. Kaufman is retiring from the Board of Directors, effective at the Meeting.

     David L. Bernd has been a director of the Bank since 1984. Mr. Bernd is presently President and Chief Executive Officer of Sentara Health System, a regional health services corporation where he has been employed since 1973.

     Patrick E. Corbin is a certified public accountant and Principal of Corbin & Company, P.C., an accounting firm, and has been employed by that firm since 1980. He has been a director of the Bank since 1988.

     William J. Davenport, III, has been a director of CENIT Bank or its predecessor bank since 1985. He is and has been a private investor and realtor for several years.

     Thomas J. Decker, Jr., has been a director of CENIT Bank or its predecessor bank since 1987 and is President of The Prudential-Decker Realty, a real estate brokerage company.

     John F. Harris has been a director of CENIT Bank or its predecessor bank since 1987. He is President of Affordable Homes, Inc., a developer of residential housing in the Hampton Roads, Virginia, area.

     William H. Hodges has served as a director of the Bank since 1989, when he retired as a judge of the Virginia Court of Appeals. Judge Hodges had served on the Court of Appeals since his appointment to that position in 1985, and had previously served as a state circuit court judge. He now acts as a consultant and in-house counsel to Plasser American Corporation in Chesapeake, Virginia.

     Michael S. Ives has been a director of the Bank and has been the President and Chief Executive Officer of the Bank since January, 1987.

     Charles R. Malbon, Jr., has been a director of CENIT Bank or its predecessor bank since 1993. He is Vice President of Tank Lines, Inc.

     Roger C. Reinhold became a director of the Company and the Bank on April 1, 1994. Prior to April 1, 1994, Mr. Reinhold had been President and Chief Executive Officer of Homestead Savings Bank, F.S.B. ("Homestead") since 1982. He joined Homestead in 1972.

     Anne B. Shumadine was elected as a director of the Bank in 1991. Mrs. Shumadine is President of Signature Financial Management, Inc., a financial planning firm. She is also an attorney and director of Mezzullo & McCandlish, A Professional Corporation. Prior to that she was an attorney and principal of Shumadine & Rose, P.C. in Norfolk, Virginia.

     David R. Tynch became a director of the Company and the Bank on April 1, 1994. Mr. Tynch is President and Managing Partner of the law firm of Cooper, Spong & Davis, P.C. in Portsmouth, Virginia. He joined that firm in 1986. Prior to April 1, 1994, Mr. Tynch had been a director of Homestead since 1985.

Meetings of the Board and Committees of the Board.

     During 1998, the Board of Directors of the Company held thirteen meetings. No director of the Company who served as a director during 1998 attended fewer than 75% in the aggregate of the total number of the Company's board meetings and the total number of meetings of board committees on which such director served except Mr. Bernd, who attended 65% of the aggregate meetings.

The Boards of Directors of the Company and the Bank have established various committees, including Audit, Compensation, and Nominating Committees.

     The Board of Directors has established an Audit Committee that is composed of directors Corbin, Bernd, Decker and Reinhold and is chaired by Mr. Corbin. This Committee meets quarterly with the Company's and the Bank's internal auditor, and periodically with the Company's and the Bank's external auditors, and reports to the Board of Directors and to senior management on the Company's and the Bank's financial condition and internal auditing practices and procedures. During the year ended December 31, 1998, the CENIT Bancorp Audit Committee and CENIT Bank Audit Committee met jointly four times.

     The Compensation Committee of the Board of Directors consists of directors, Shumadine, Hodges, Kaufman, Reinhold and Tynch and is chaired by Mrs. Shumadine. This Committee meets periodically to evaluate the compensation and fringe benefits of the Company's and the bank subsidiary's directors, officers and employees. During the year ended December 31, 1998, the Compensation Committee met three times.

     The Board of Directors of the Company appoints a Nominating Committee each year prior to the annual meeting of its stockholders. The present members of the Nominating Committee are Anne B. Shumadine, Michael S. Ives, and C. L. Kaufman, Jr., and the Committee met three times in 1998. The Committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of stockholders and will consider nominees proposed by stockholders if the proposed nominees are submitted by the deadline described on pages 18 and 19 of this Proxy Statement.

Directors' Fees.

     Each of the Company's directors, other than the President of the Company, receives a director's fee of $300 per month. The Chairman of the Board of the Company receives an additional fee of $900 per month. Each of the Bank's directors, other than the President of the Bank, receives a director's fee of $1,200 per month plus an attendance fee of $300 for each of the 12 regular monthly meetings. Mr. Ives, as an employee, does not receive director's fees from any entity.

     The chairman of each committee receives $300 per meeting attendance fee, and each member receives $150 per meeting attendance fee. Directors do not receive fees for serving on the Nominating Committee.

                 APPROVAL OF THE CENIT LONG-TERM INCENTIVE PLAN

Background.

     The Company is submitting the CENIT Long-Term Incentive Plan (the "Long-Term Incentive Plan") to its stockholders for approval at the Meeting. The Long-Term Incentive Plan is substantially similar to the provisions of the existing MRP and CENIT Stock Option Plan (the "Stock Option Plan"), all shares of which were awarded prior to 1998. By replacing the MRP and Stock Option Plan with the Long-Term Incentive Plan, the Company intends to continue the objective of providing its executive officers with competitive long-term incentive compensation relating to the Company's common stock.

     The Long-Term Incentive Plan and the options granted thereunder have been conditioned upon stockholder approval of the Long-Term Incentive Plan. The purposes of obtaining stockholder approval include qualifying the Long-Term Incentive Plan under the Internal Revenue Code (the "Code") for the granting of incentive stock options; meeting the requirements for tax-deductibility of certain compensation items under Section 162(m) of the Code; and meeting the requirements for continued quotation of the Common Stock on The Nasdaq Stock Market. The Company has granted stock appreciation rights to its executive officers in amounts and with other provisions corresponding to their initial stock option grants under the Long-Term Incentive Plan. These rights will be effective in the event that the Company's stockholders do not approve the Long-Term Incentive Plan, but will expire upon the Plan's approval by the stockholders.

     A summary of the Long-Term Incentive Plan is provided below, including the principal provisions, initial awards and certain tax consequences. The Company will send a copy of the Plan, without charge, to any stockholder who requests a copy.

Summary of Provisions.

     The Board of Directors adopted the Long-Term Incentive Plan effective September 22, 1998, subject to the approval of the Company's stockholders. The Long-Term Incentive Plan authorizes the grant of non-qualified and incentive stock options, stock appreciation rights and restricted stock. A maximum of 225,000 shares of Common Stock is reserved for potential issuance pursuant to awards under the Long-Term Incentive Plan, and of the shares so reserved, not more than 50,000 shares may be issued pursuant to restricted stock awards. Unless sooner terminated, the Long-Term Incentive Plan will continue in effect for a period of 10 years from its effective date.

     The Long-Term Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Long-Term Incentive Plan provides for awards to be made to such officers, key employees and non-employee directors of the Company and its subsidiaries as the Board of Directors or the Committee may select.

     Stock options awarded under the Long-Term Incentive Plan may be exercisable at such times (not later than 10 years after the date of grant) and at such exercise prices (not less than fair market value at the date of grant) as the Committee may determine. Whether or not exercisable, options will become immediately exercisable upon a "change in control," which is defined in the Long-Term Incentive Plan to occur upon any of the following events: (a) the acquisition by any person or group, as beneficial owner, of 20% or more of the outstanding shares or the voting power of the outstanding securities of the Company; (b) either a majority of the directors of the Company at the annual stockholders meeting has been nominated other than by or at the direction of the incumbent directors of the Company's Board of Directors, or the incumbent directors cease to constitute a majority of the Company's Board of Directors;
(c) the Company's shareholders approve a merger or other business combination pursuant to which the outstanding common stock of the Company no longer represents more than 50% of the combined entity after the transaction; (d) the Company's shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets; or (e) any other event or circumstance determined by the Company's Board of Directors to affect control of the Company and designated by resolution of the Board of Directors as a change of control.

     The exercise price of an option may be paid in cash or in Common Stock. No options may be granted under the Long-Term Incentive Plan after the tenth anniversary of its effective date. Options will be transferable only by will or the laws of descent and distribution.

     Stock appreciation rights awarded under the Long-Term Incentive Plan may be granted as related rights, either in connection with and at the same time as an option is granted, or by amendment of an outstanding non-qualified option. A related stock appreciation right may be granted with respect to all or some of the shares covered by the related option. Related stock appreciation rights generally become exercisable at the same times as the related options become exercisable, but may be limited so as to become exercisable only upon certain events, such as a change in control. Upon exercise of a related right, the grantee would receive, in lieu of purchasing stock, either stock or cash equal to the difference between the fair market value on the date of exercise of the underlying shares of Common Stock subject to the related option and the exercise price of the option. Stock appreciation rights may also be granted independently of any option, to become exercisable at such times as the Committee may determine. Upon exercise of such a right, the grantee would receive either stock or cash equal to the difference between the fair market value on the date of exercise of the shares of Common Stock subject to the right and the fair market value of the shares on the date of grant of the right.

     Restricted stock awarded under the Long-Term Incentive Plan may be granted on such terms and conditions as the Committee may determine, including provisions that govern the lapse of restrictions and voting, dividend, distribution and other shareholder rights with respect to the restricted stock. However, except in the event of a change in control or a grantee's death or disability, awards may not provide for restricted stock to be earned and vested more rapidly than under the following permitted alternatives: (a) 20% earned and vested each year over the five-year period after the date of grant, or (b) no stock earned until the grantee has completed three (3) years of employment after the date of grant, at which time the stock will be 100% earned and vested. If a grantee of restricted stock terminates employment for any reason, the grantee will forfeit to the Company any restricted stock on which the restrictions have not lapsed or been removed on or before the date of termination of employment.

Initial Awards

     The following table provides information about the initial grants of stock options under the Long-Term Incentive Plan:



                                                                                                 Number of Shares
                                                   Positions Held                                     Subject
Name or Group                                      with the Company                                 to Options
----------------                                   -----------------                              ----------------

Michael S. Ives                                    President/Chief Executive
                                                   Officer/Director                                   40,000

Barry L. French                                    Senior Vice President                               3,000

John O. Guthrie                                    Senior Vice President/
                                                   Chief Financial Officer                             3,000

Roger J. Lambert                                   Senior Vice President                               3,000

Alvin D. Woods                                     Senior Vice President                               3,000

All executive officers as a group
(5 persons)                                                                                           52,000

All non-executive officer directors as a group                                                         9,000
(9 persons) 1

-----------------

   1Each of the 9 non-executive officer directors (including the director nominees) of the Company received options for 1,000 shares, as did each non-executive officer director of the Bank only (2 additional persons).

     All of the stock options described above were granted on September 22, 1998 and expire on September 22, 2008. The options become exercisable 25% each year over the four-year period after the date of grant on each September 22 commencing September 22, 1999. The options may become exercisable earlier upon a change in control, as defined in the Long-Term Incentive Plan and described above, or upon the grantee's retirement, disability or death. The per share exercise price for all of the options is $22.25, which was the fair market value of a share of the Common Stock on the date of grant. At the close of business on April 15, 1999, the price of the Common Stock on The Nasdaq Stock Market was $19.25 per share.

Summary of Certain Tax Consequences

     Grants of options or stock appreciation rights are not taxable income to the grantees or deductible for tax purposes by the Company at the time of the grant. In the case of non-qualified stock options, a grantee will be deemed to receive ordinary income upon exercise of the stock option, and the Company will be entitled to a corresponding deduction, in an amount equal to the amount by which the fair market value of the Common Stock purchased on the date of exercise exceeds the exercise price. The exercise of an incentive stock option will not be taxable to the grantee or deductible by the Company, but the amount of any income deemed to be received by a grantee due to premature disposition of Common Stock acquired upon the exercise of an incentive stock option will be a deductible expense of the Company for tax purposes. In the case of stock appreciation rights, a grantee will be deemed to receive ordinary income upon exercise of the right, and the Company will be entitled to a corresponding deduction, in an amount equal to the cash or fair market value of shares payable to the grantee. Grantees of restricted stock awards generally will recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock granted to them at the time that the restrictions on the shares lapse and the shares become transferable. At that time, the Company will be entitled to a corresponding deduction equal to the amounts recognized as income by the grantees in the year in which the amounts are included in the grantees' income. Section 162(m) of the Code generally disallows a publicly held corporation's tax deduction for certain compensation in excess of $1 million per year paid to each of the five most highly compensated executive officers, exclusive of compensation that is "performance-based." The Company has designed the Long-Term Incentive Plan in a manner that is intended to qualify the options and any stock appreciation rights granted under the Long-Term Incentive Plan as performance-based compensation that will not be subject to the deduction limitation of Section 162(m). Any future grant of restricted stock could also be designed to avoid any such deduction limitation. Consequently, the Company believes that compensation provided under the Long-Term Incentive Plan, to the extent otherwise deductible, will remain deductible under Section 162(m).

Changes to Plan Provisions and Awards

     The Board of Directors of the Company has the power to amend the Long-Term Incentive Plan in any respect. However, if the Long-Term Incentive Plan is approved by the stockholders of the Company at the Meeting, the Board of Directors may not, without further approval of the Company's stockholders, amend the Plan so as to increase the aggregate number of shares of Common Stock that may be issued under the Long-Term Incentive Plan, modify the requirements as to eligibility to receive awards, or to increase materially the benefits accruing to participants. In addition, the Board of Directors and Committee are permitted to amend, extend or renew outstanding stock options or stock appreciation rights. However, the Long-Term Incentive Plan prohibits the repricing of options or rights whether by reducing the exercise price or by canceling options or rights and issuing substitute options or rights with a reduced exercise price. The Board of Directors and Committee are also authorized to accelerate the lapse of restrictions on restricted stock awards or to remove any or all restrictions at any time.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE CENIT LONG-TERM INCENTIVE PLAN.

Executive Compensation.

     The following table provides certain summary information concerning the compensation of the Company's chief executive officer and the four other most highly compensated executive officers of the Company and the Bank during 1998 (together, the "named executive officers").



                                            SUMMARY COMPENSATION TABLE

                                                                            Long-Term Compensation
                                               Annual Compensation                  Awards

                                                                                          Securities
                                                                                          Underlying
                                                                                          Options/             All Other
Name and Principal                                                        Restricted      SARs               Compensation
Position                        Year         Salary         Bonus         Stock Award         (#)                 (4)
------------------              ----         ------         -----         -----------     ----------         ------------

Michael S. Ives                 1998        $220,000       $50,000      $     -              40,000             $16,387
  President and CEO,            1997         173,000        50,000       72,360 (1)(3)        4,953              15,523
  CENIT Bancorp, Inc.           1996         167,820        30,000       33,556 (2)(3)        7,302              53,492
  and CENIT Bank

Barry L. French                 1998          97,750       $17,200      $     -               3,000             $12,767
  Senior Vice President/        1997          88,400        16,000       23,580 (1)(3)        1,632              12,696
  Retail Banking Group          1996          77,679        12,000       10,943 (2)(3)        2,400              33,193
  Mgr., CENIT Bank

John O. Guthrie                 1998         101,500        24,200      $     -               3,000             $13,667
  Senior Vice President/        1997          90,000        19,500       23,580 (1)(3)        1,632              12,741
  CFO/Corporate Secretary       1996          88,000        12,000       10,943 (2)(3)        2,400              35,909
  CENIT Bancorp, Inc.,
  and CENIT Bank

Roger J. Lambert                1998          93,000        10,000      $     -               3,000             $11,667
  Senior Vice President/        1997          73,588             -       22,500 (1)(3)            -              10,082
  Information Services          1996          68,249        10,000            -                   -              27,416
  Group Mgr., CENIT
  Bank

Alvin D. Woods                  1998          97,750        26,200      $     -               3,000             $13,519
  Senior Vice President/        1997          82,500        20,500       23,580 (1)(3)        1,632              12,874
  Credit Policy & Admin.        1996          80,000        22,000       10,943 (2)(3)        2,400              34,938
  CENIT Bancorp,  Inc.,
  Senior Vice President,
  Chief Lending Officer
  CENIT Bank
------------------

(1)  Represents 4,824, 1,572, 1,572, 1,500 and 1,572 shares awarded to Messrs. Ives, French, Guthrie, Lambert and Woods, respectively, under the MRP, valued at $15.00 per share as of March 1, 1997, the date on which the grants were effective.  Under these grants, Mr. Ives' shares become fully vested at the end of three years from the date of the grant, and Messrs. French's, Guthrie's, Lambert's and Woods' shares become fully vested at the end of five years.
(2)  Represents 2,907, 948, 948 and 948 awarded to Messrs. Ives, French, Guthrie and Woods, respectively under the MRP, valued at $11.54 per share as of May 1, 1996, the date on which the grants were effective.  Under these grants, Mr. Ives' shares become fully vested at the end of three years from the date of the grant, and
     Messrs. French's, Guthrie's and Woods' shares become fully vested at the end of five years.

                                       10

(3)  The shares held in the MRP Trust will vest in full on the occurrence of certain other events, including a change in control of the Company or the executive's death or disability.  Regardless of vesting, the executives are entitled to receive all dividends payable on the restricted shares, and to direct the MRP trustees as to the manner in which the shares are to be voted, until the shares are distributed to the executives or are forfeited.
     At December 31, 1998, based on the closing stock price of $21.50 on that date, the value of the remaining restricted stock held on Mr. Ives', French's, Guthrie's, Lambert's and Woods' behalf in the MRP Trust was
     $166,217, $94,944, $94,944, $32,250 and $94,944, respectively.
(4)  Includes $4,750, and $4,750 contributed to the Bank's 401(k) Plan by the Bank in 1997, and  1996,
     respectively, on  behalf  of  Mr. Ives; 623, 232,  and 3,277 shares held in the ESOP Trust allocated to Mr. Ives in 1998, 1997, and 1996, respectively; $3,000, $3,000, and $3,000 representing taxable compensation received by Mr. Ives related to an automobile allowance in 1998, 1997, and 1996, respectively; and $1,632 and $408 representing taxable compensation received by Mr. Ives related to group term life insurance in 1997 and 1996.

     Includes $4,750 and $3,239 contributed to the Bank's 401(k) Plan by the Bank in 1997 and 1996, respectively, on behalf of Mr. French; 454, 144, and 1,888 shares held in the ESOP Trust allocated to Mr. French in 1998,
     1997 and 1996, respectively; $3,000, $3,000 and $3,000 representing taxable compensation received by Mr.
     French related to an automobile allowance in 1998, 1997 and 1996, respectively; and $1,138 and $835 representing taxable compensation received by Mr. French related to group term life insurance in 1997 and
     1996.

     Includes $4,750 and $3,520 contributed to the Bank's 401(k) Plan by the Bank in 1997 and 1996, respectively, on behalf of Mr. Guthrie; 496, 159, and 2,082 shares held in the ESOP Trust allocated to Mr. Guthrie in 1998,
     1997, and 1996, respectively; $3,000, $3,000, and $3,000 representing taxable compensation received by Mr.
     Guthrie related to an automobile allowance in 1998, 1997, and 1996, respectively; and $766 and $592 representing taxable compensation received by Mr. Guthrie related to group term life insurance in 1997 and
     1996.

     Includes $3,672 and $2,773 contributed to the Bank's 401(k) Plan by the Bank in 1997 and 1996, respectively, on behalf of Mr. Lambert; 403, 107, and 1,626 shares held in the ESOP Trust allocated to Mr. Lambert in
     1998, 1997 and 1996, respectively; $3,000, $3,000 and $1,750 representing taxable compensation received by
     Mr. Lambert related to an automobile allowance in 1998, 1997, and 1996; and $588 and $397 representing taxable compensation received by Mr. Lambert related to group term life insurance in 1997 and 1996.

     Includes $4,750, and $3,590 contributed to the Bank's 401(k) Plan by the Bank in 1997 and 1996,
     respectively, on behalf of Mr. Woods; 489, 150, and 1,989 shares held in the ESOP Trust allocated to
     Mr. Woods in 1998, 1997, and 1996, respectively; $3,000, $3,000, and $3,000 representing taxable compensation received by Mr. Woods related to an automobile allowance in 1998, 1997, and 1996, respectively; and $1,138 and $835 representing taxable compensation received by Mr. Woods related to group term life insurance in 1997 and 1996.

     The following table provides information on stock option/stock appreciation rights ("SAR") grants to the Company's named executive officers during 1998.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          Potential realizable value at
                                                                                             assumed annual rates of
                                                                                           stock price appreciation for
                                                                                                      option
                                    Individual Grants                                                term (3)
                          -----------------------------------------------------------    -------------------------------

                          Number of       Percent of
                          securities     total options
                          underlying      granted to
                           options         employees        Exercise or
                         granted (#)    in fiscal year      base price      Expiration
         Name                (1)              (2)             ($/Sh)           date          5% ($)          10% ($)
         ----            -----------    --------------      -----------     ----------      -------          -------

Michael S. Ives            40,000           76.9%             $22.25          9/22/08      $559,716       $1,418,431

Barry L. French             3,000           5.8%               22.25          9/22/08        41,979          106,382

John O. Guthrie             3,000           5.8%               22.25          9/22/08        41,979          106,382

Roger J. Lambert            3,000           5.8%               22.25          9/22/08        41,979          106,382

Alvin D. Woods              3,000           5.8%               22.25          9/22/08        41,979          106,382
---------------

(1)  The options granted to Messrs. Ives, French, Guthrie, Lambert and Woods vest over a four-year period, with one-fourth of the options granted becoming exercisable on each September 22 commencing September 22,
     1999.  The options may become exercisable earlier than such dates upon a "change of control" as defined in the Company's Long-Term Incentive Plan, which was adopted in 1998, or upon the grantee's retirement, disability or death.  The Long-Term Incentive Plan and these options are subject to the approval of the plan by the stockholders of the Company.  In the alternative, the Company granted to the same named executive officers stock appreciation rights in amounts and with provisions corresponding to these options, subject to expiration upon the Long-Term Incentive Plan's approval by the Company's stockholders.

(2)  Excludes from percentage calculations grants to non-employee directors.

(3)  Represents gain that will be realized assuming the options were held for the entire ten-year period and the price of Common Stock increased at compounded rates of 5% and 10% from the exercise price of $22.25 per share.  Potential realizable values per option or per share under these rates of stock price appreciation would be $13.99 and $35.46, respectively.  However, these amounts represent assumed rates of appreciation only.
     Actual gains, if any, on stock option exercises and common stockholdings will be dependent on overall market conditions and on the future performance of the Company and the Common Stock.  There can be no assurance that the amounts reflected in this table will be achieved.

     The following table provides information on the number of shares acquired on exercise and on the value of unexercised stock options/SARs held by the Company's Chief Executive Officer and certain other executive officers at December 31, 1998.


                             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                    AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                    Number of Securities            Value of Unexercised
                                                                   Underlying Unexercised            In-the-Money Stock
                                                                    Stock Options/SARS at             Options/ SARs At
                         Shares Acquired          Value              End of Fiscal Year              End of Fiscal Year
        Name              on Exercise (#)      Realized ($)      Exercisable/ Unexercisable      Exercisable/ Unexercisable
-----------------        ----------------      ------------      ---------------------------     --------------------------

Michael S. Ives               30,000          $ 559,800                98,922 /  49,198          $1,630,539 /  $77,253 (1)

Barry L. French                5,316             86,369                11,808 /   6,024             150,732 /    25,392 (2)

John O. Guthrie                3,250             49,503                 7,058 /   6,024              82,865 /    25,392 (3)

Roger J. Lambert                   -                  -                     - /   3,000                   - /    -

Alvin D. Woods                 8,124            156,728                 3,600 /   6,024              58,476 /    25,392 (4)
----------------

(1)   The market value of Common Stock at December 31, 1998 was $21.50 per share, and the exercise price for in-the-money options/SARs is $3.84 per share on 81,261 shares, $7.67 on 7,302 shares, $11.55 on 7,302 shares, $12.34 on 7,302 shares and $15.00 on 4,953 shares.
(2)   The market value of Common Stock at December 31, 1998 was $21.50 per share, and the exercise price for in-the-money options/SARs is $7.09 on 6,000 shares, $7.67 on 2,400 shares, $11.55 on 2,400 shares, $12.34 on 2,400 shares and $15.00 on 1,632 shares.
(3)   The market value of Common Stock at December 31, 1998 was $21.50, and the exercise price for in-the-
      money options/SARs is $7.09 on 2,250 shares, $7.67 on 1,400 shares, $11.55 on 2,400 shares, $12.34 on
      2,400 shares and $15.00 on 1,632 shares.
(4)   The market value of Common Stock at December 31, 1998 was $21.50, and the exercise price for in-the-
      money options/SARs is $3.84 on 3,000 shares, $11.55 on 1,200 shares, $12.34 on 1,200 shares, and $15.00 on 1,224 shares.

Compensation Committee Interlocks and Insider Participation.

     There are no known interlocks involving Compensation Committee members and executive officers of the Company.

     During 1998, members of the Compensation Committee engaged in the following transactions with the Company and its subsidiaries:

     Churchland Branch Lease. The Bank leases its office in the Churchland area of Chesapeake, Virginia from T. R. & T., a general partnership of which Roger C. Reinhold and David R. Tynch are two of the partners. This branch was formerly operated by Homestead. The lease agreement grants the Bank a lease for a term of 15 years, which commenced February 1, 1986, with options to renew the lease for four additional terms of five years each. The monthly rent is $3,948 with adjustments made at the end of each five-year period. The total rent paid for the year ended December 31, 1998 was $47,379. Based on a review of the lease in September 1985, the predecessor of the Office of Thrift Supervision approved the lease in accordance with federal regulations.

Compensation Committee Report on Executive Compensation.

     The Compensation Committee, which is composed of the nonemployee Directors of the Company listed below, recommends to the Board of Directors of the Bank the annual salary levels and any bonuses to be paid to the Bank's executive officers. All salaries and bonuses paid to the Company's executive officers are received by them from the Bank in their capacities as its officers. The members of the Committee also serve as the committee with authority to make Long-Term Incentive Plan awards and certain alternative stock appreciation awards, and this report covers the Committee members' policies and actions in those capacities.

     The policy of the Compensation Committee has been to review corporate performance on an annual basis. Stock options and other equity compensation have been awarded to key executives who have contributed to the Company's success. Equity compensation is intended to provide an increased incentive for key executives to contribute to the future success of the Company, thereby enhancing the value of the Company's Common Stock for the benefit of the stockholders. The Committee also believes that these awards will increase the Company's ability to attract and retain talented executives, upon whom the Company's sustained progress, growth and profitability will depend.

     During 1998, the Committee conducted a comprehensive review of the executive officers' compensation. The Committee was concerned because all MRP and Stock Option Plan shares had been awarded, with the result that the Committee's established policy of making annual grants under the MRP and Stock Option Plan could not be continued. The Committee also observed that the executive officers' compensation appeared not to be competitive with the levels at other similar financial institutions. Assisted by an executive compensation consultant from the Company's independent accounting firm, the Committee compared the executive officers' compensation with the levels provided for comparable positions by a self-selected peer group of financial institutions that were recommended by the consultant for purposes of assessing the competitiveness of the officers' compensation (the "Company peer group"). The Company peer group is comprised of fifteen institutions having average total assets of approximately $800 million, which are located both in and outside the Company's market area. The comparison confirmed that the overall level of the executive officers' compensation was well below the levels provided by institutions in the Company peer group, with the total compensation of the Chief Executive Officer, Chief Financial Officer and Chief Lending Officer each falling below the 25th percentile. In contrast, the Company ranked first in the peer group total stockholder return over the five-year measurement period.

     Pursuant to its compensation review, the Committee recommended additional increases in the executive officers' salaries, effective July 1, 1998, which supplemented previous salary increases that were effective January 1, 1998. The Committee recommended the July 1st increases based on its subjective determination of a reasonable salary level for each officer relative to each individual's particular responsibilities and past performance. The Committee determined to adjust Mr. Ives' salary from its level below the 25th percentile of the Company peer group, up to the peer group's average salary level. Mr. Ives' salary was thus increased to $260,000, effective July 1, 1998. Mr. Ives' total salary paid in 1998 increased to $220,000 from $173,000 in 1997.

     Also pursuant to its compensation review, the Committee recommended that the Company adopt the Long-Term Incentive Plan in order to continue the Committee's policy of making annual grants of long-term incentive compensation relating to the Company's Common Stock. Upon adoption of the Long-Term Incentive Plan, the Committee granted options thereunder with the objective of providing competitive long-term incentives to the executive officers. The amounts of the awards were determined so as to provide the officers generally with options comprising approximately 12% to 30% of the officers' total compensation opportunities (based on the options' date of grant values under a Black-Scholes option pricing model). In determining Mr. Ives' award, the Committee also considered as a material determining factor the Company's superior performance relative to the other financial institutions in the Company peer group, as evidenced by the Company's top-ranking five-year total stockholder return on its Common Stock of approximately 1.9 times the peer group's average. The Long-Term Incentive Plan awards were made subject to the ratification and approval of the Long-Term Incentive Plan by the stockholders of the Company. In the alternative, the executive officers were granted stock appreciation rights in corresponding amounts designed to preserve the economic benefits of the Long-Term Incentive Plan awards, subject to expiration upon the Plan's approval by the Company's stockholders.

     Also in 1998, the Bank paid certain bonuses to executive officers pursuant to the Bank's Key Executive Incentive Plan ("Incentive Plan") based upon 1997 performance. The Incentive Plan provided for the Board of Directors of the Bank, with the recommendation of the Committee and the Chief Executive Officer, to establish a target bonus award for each officer early in the year. The award was expressed as a percentage of the officer's base salary. The Board also established two sets of performance measures under the Incentive Plan. The first set, Company Performance Measures, consisted of specific quantitative goals with respect to earnings per share growth rate, return on assets, return on equity, tangible capital ratio, operating efficiency, net interest margin, charge-offs, non- performing assets and classified assets. The Chief Executive Officer's performance was determined solely pursuant to these Company Performance Measures. The second set, Individual Performance Measures, consisted of specific quantitative, qualitative or project-related goals for the year. With respect to each measure, the Board set a target goal and minimum attainment and maximum value levels with points corresponding to each. The Board also weighed the points for each measure among the officers individually based upon the relationship of each officer's responsibilities to various corporate results. The sum of the points for all target goals equated to 100% of the officer's target bonus award. Achievement above the target goals could result in an award exceeding the target bonus; however, the maximum award was 40% of base salary, unless increased by the Board. After the close of the year, the Committee assessed the extent to which the corporate and individual performance goals had been attained, and after making any discretionary adjustments to the total awards or individual awards, recommended to the Board for final action the bonus awards to be paid to the officers under the Incentive Plan.

     Mr. Ives' bonus for 1997 paid in 1998 under the Incentive Plan of $50,000 represented 29% of his 1997 base salary. This bonus was based upon the Committee's subjective assessment of Mr. Ives' contributions to the Company and the Bank for 1997, taking into account Mr. Ives' 1997 target bonus award and the Company's 1997 performance with respect to the Company Performance Measures described above. Mr. Ives' target bonus award for 1997 was $60,550 (35% of base salary). The Company's 1997 performance achieved 72.5% of Mr. Ives' aggregate target points assigned to the Company Performance Measures. Mr. Ives' 1997 target points and actual points (indicated parenthetically) were weighted as follows:earnings per share growth rate--15% (1.6%); return on assets--5% (2.1%); return on equity--15% (7.3%); tangible capital ratio 5% (5.4%); operating efficiency ratio--10% (10%); net interest margin--15% (15%); charge-offs--10% (10%); non-performing assets--15% (18.7%); and classified assets--10% (12.4%).

                             COMPENSATION COMMITTEE
                               Anne B. Shumadine, Chair
                               William H. Hodges
                               C. L. Kaufman, Jr.
                               Roger C. Reinhold
                               David R. Tynch

     Neither the Compensation Committee report above nor the stock performance graph that follows is incorporated by reference in any prior or future SEC filings, directly or by reference to the incorporation of proxy statements of the Company, unless such filing specifically incorporates the report or the stock performance graph. SEC rules provide that the Compensation Committee report and the stock performance graph are not deemed to constitute "soliciting material" or to be filed with the SEC, and are not subject to SEC Regulations 14A or 14C, except as provided in SEC regulations, or to the liabilities under
Section 18 of the Exchange Act.

Stock Performance Graph.

     The following graph provides a comparison with the stated indices of the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period beginning December 31, 1993. The Company's stock performance is compared to the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) which is a broad market equity index calculated by CRSP at the University of Chicago. This index comprises all domestic common shares traded on The Nasdaq Stock Market and The Nasdaq Small Cap Market.

     In addition, the Company's stock performance is compared to The Nasdaq Total Return Industry Index of Savings Institutions (SIC Code 603). This industry index has also been calculated by the CRSP.

     It should be noted that in light of the short period of time reflected by this graph, there is no reason to assume that the performance of the Company's Common Stock for the period shown on the graph will be reflective of long- term performance. In any event, the following graph is designed to be only a general depiction of one measure of corporate performance to be used by stockholders in evaluating the performance of the Company.

     Comparison of Cumulative Total Return Among CENIT Bancorp, Inc., CRSP
      Total eturn Index for The Nasdaq Stock Market (R) (US Companies) and CRSP Total Return Indes for Nasdaq Savings Institutions (SIC Code 603)

                              [GRAPH APPEARS HERE]

                       12/31/93    12/30/94    12/29/95    12/31/96    12/31/97    12/31/98
                       --------    --------    --------    --------    --------    --------

CENIT Bancorp, Inc.     $100.00     $97.87     $177.08      $204.33     $399.52     $329.91

CRSP Index For The
  Nasdaq Stock Market   $100.00     $97.75     $138.26      $170.02     $208.58     $293.21

CRSP Index for Savings
  Institutions          $100.00    $102.00     $152.89      $196.07     $340.29     $323.43


Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends

B. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used

C.   The index level for all series was set to $100.00 on 12/31/93


Employment Agreement and Change of Control Arrangements.

     President and Chief Executive Officer of the Company and the Bank. Pursuant to an employment agreement (the "Agreement") entered into between the Company and Michael S. Ives on November 1, 1997, Mr. Ives is employed as the President and Chief Executive Officer of the Company and the Bank. The current term of the Agreement expires December 31, 2000, and the Agreement is renewable by the Board of Directors of the Company for successive one year terms.

     The Agreement provides for Mr. Ives to be paid a base salary subject to increases approved at the discretion of the Company, and for Mr. Ives to participate in all Company benefit and compensation plans available to senior executives. Mr. Ives' rate of base salary was increased to $260,000 effective July 1, 1998, and for the year ended December 31, 1997, Mr. Ives received total base salary in the amount of $220,000. Mr. Ives received a $50,000 bonus in 1998 for services rendered in 1997.

     The Agreement provides for termination of Mr. Ives' employment for "cause" (as defined in the Agreement) at any time or in certain events specified by banking regulations. In the event that Mr. Ives' employment is terminated for reasons other than cause or upon a voluntary resignation by Mr. Ives for good reason, including his assignment to render services other than in a senior management or executive capacity or a material reduction in base salary, Mr. Ives would be entitled to continue to receive his base salary for one year from the date of termination. The Company is also required to continue Mr. Ives' benefits plans for a period of one year following a termination without cause. In addition, if a "change of control" of the Company occurs, Mr. Ives will be entitled to additional compensation if within 12 months thereafter his employment is terminated without cause or he voluntarily terminates his employment. In these circumstances, Mr. Ives will be entitled to receive, in lieu of any salary continuation otherwise payable under the Agreement, a lump sum payment equal to 2.99 times Mr. Ives' average annual compensation received during the five years next ending prior to the date of the change of control. A "change of control" is defined in the Agreement to occur upon any of the following events: (a) the acquisition by any person or group, as beneficial owner, of 20% or more of the outstanding shares or the voting power of the outstanding securities of the Company; (b) either a majority of the directors of Company at the annual stockholders meeting has been nominated other than by or at the direction of the incumbent directors of the Company's Board of Directors, or the incumbent directors cease to constitute a majority of the Company's Board of Directors; (c) the Company's shareholders approve a merger or other business combination pursuant to which the outstanding common stock of the Company no longer represents more than 50% of the combined entity after the transaction;
(d) the Company's shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets; or (e) any other event or circumstance determined by the Company's Board of Directors to affect control of the Company and designated by resolution of the Board of Directors as a change of control.

     If a change of control of the Company were to occur during 1999, Mr. Ives would be entitled to a severance payment of $1,291,498 in addition to certain stock option and related stock appreciation rights and restricted stock acceleration rights, subject to reduction in coordination with Section 280G of the Internal Revenue Code. Under Section 280G, assuming that Mr. Ives' severance payment and the value of his stock options, stock appreciation rights and restricted stock acceleration contingent upon the change of control equaled or exceeded three times his average W-2 compensation for the five tax years immediately preceding the change of control, the payment and benefits would constitute "parachute payments." As a result, the amount by which the severance payment and benefits exceeded Mr. Ives' average annual W-2 compensation for the five-year period would be deemed to be "excess parachute payments," a 20% excise tax on the excess parachute payments would be imposed on Mr. Ives, and the Company would not be entitled to deduct the excess parachute payments. Mr. Ives' Agreement provides that if his severance payment would otherwise result in excess parachute payments in the opinion of the Company's independent accountants, then the Company will reduce the severance payment to an amount that would not give rise to excess parachute payments.

     The Agreement also restricts the ability of Mr. Ives to compete with the Company or the Bank for a period of 12 months after the termination of his employment under the Agreement, but this non-competition provision is not operative following any change of control.

     Change of Control Arrangements. Pursuant to agreements (the "Change of Control Agreements") entered into between the Company and Barry L. French, John
O. Guthrie, Roger J. Lambert and Alvin D. Woods on December 18, 1998, the Company agreed to make payments to these officers under certain circumstances if a "change of control" of the Company (as defined above) occurs. Each such officer will be entitled to a severance payment if within 12 months after a change of control of the Company, the officer's employment is terminated without cause or the officer voluntarily terminates his employment (other than after circumstances constituting cause). The severance payment will be a lump sum amount generally equal to 12 months' base salary plus an additional month's salary for each of the officer's years of service up to 12 years. Under the Change of Control Agreements, if the Company commits to employ the officer during a designated transition period of up to 6 months after the change of control without reduction of his base salary and without requiring his relocation outside the Company's headquarters area, the officer will receive the severance payment upon his voluntary resignation only if the resignation occurs after the transition period. The Change of Control Agreements provide the same limitations on "excess parachute payments" as are described above with respect to Mr. Ives' Agreement.

Transactions with Certain Related Persons.

     A number of the Company's directors, director nominees, and officers and their associates are customers of the Company's bank subsidiary. Except as indicated below, extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. However, one residential mortgage loan to a director with a balance of $153,500, was originated under a previous bank policy that permitted directors and executive officers to borrow at an interest rate one percentage point in excess of the then existing cost of funds. That loan was paid off during 1998. None of such credits are classified as nonaccrual, past due, restructured or potential problem. All outstanding loans to such officers, directors, director nominees, and their associates are current as to principal and interest. As of March 31, 1999, loans to directors, director nominees, executive officers and their interests who had loans at any time during 1998 in excess of $60,000 totaled approximately $4.0 million.

     Other Potential Conflicts. Management of the Company does not believe that any director or officer or affiliate of the Company, or any record or beneficial owner of more than 5% of the Common Stock of the Company, or any associate of any such director, officer, affiliate or stockholder, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers and directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that during 1998 its officers and directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except that Charles R. Malbon, Jr., and William J. Davenport, III, who became directors in April 1998, filed their initial Forms 3 in May 1998, John F. Harris, who became a director in May 1998, filed his initial Form 3 several days late, Thomas J. Decker, Jr., who became a director in October 1998, filed his initial Form 3 in November 1998, and Patrick L. Hillard filed a Form 4 that was required to be filed in August 1998 in October 1998.

Independent Accountants.

     The Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP, independent accountants, to be the Company's independent accountants for the year ended December 31, 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting, will have the opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors has not yet made a determination regarding the selection of independent accountants for the year ending December 31, 1999. Under the Company's Certificate of Incorporation and Bylaws, stockholders are not required to ratify or confirm the selection of independent accountants made by the Board of Directors.

Stockholder Participation.

     In the event that a stockholder wishes to submit a proposal for consideration by the stockholders of the Company at the 2000 Annual Meeting of Stockholders (the "2000 Meeting"), then in order for the proposal to be includible in the proxy statement for the 2000 Annual Meeting, such proposal must be received by the Secretary of the Company no later than December 29,1999.

     The Bylaws of the Company provide a procedure for certain business to be brought before annual meetings of the Company's stockholders, and such proposals may be properly brought before the meeting even if they are not includible in the proxy statement for the meeting, so long as the proposing stockholder complies with the advance notice provisions of the Bylaws. If written notice of business proposed to be brought before the 2000 Meeting is given to the Secretary of the Company, delivered or mailed to and received at the principal executive offices of the Company not later than December 29, 1999, such business may be brought before the 2000 Meeting. Information regarding the contents of the required notice to the Company is to be found in the Company's Bylaws, which are available from the Company upon request.

     Stockholders are also permitted to submit nominations of candidates for the Board of Directors. If a stockholder wishes to nominate a candidate to stand for election as a director at the 2000 Meeting, the nomination shall be made by written notice to the Secretary of the Company, which must be delivered or mailed to and received at the principal executive offices of the Company not later than December 29, 1999. The requirements regarding the form and content of stockholder nominations for directors are also set forth in the Bylaws.

Other Matters Which May Properly Come Before the Meeting.

     Neither the Board of Directors nor management of the Company intends to bring before the Meeting any business other than the matters referred to in the Notice of Meeting and this proxy statement. If any other business should be properly presented, the persons named in the proxy will vote on such matters according to their best judgment.

     Whether or not you intend to be present at the Meeting, you are urged to return your proxy promptly. If you are present at the Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Meeting.

Annual Report on Form 10-K and Additional Information.

     A copy of Form 10-K as filed with the Securities and Exchange Commission is available without charge to stockholders upon written request. Requests for this or other financial information about CENIT Bancorp, Inc., or the Bank, should be directed to Stuart F. Pollard, Vice President, Corporate Communications, CENIT Bank, Post Office Box 1811, Norfolk, Virginia 23501-1811, Telephone (757) 446-6692.

                                       By Order of the Board of Directors

                                       /S/ John O. Guthrie

                                       John O. Guthrie
                                       Corporate Secretary
                                       CENIT Bancorp, Inc.

Norfolk, Virginia
April 28, 1999



     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE VIA THE INTERNET OR TELEPHONE OR TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

[PROXY CARD - Front]

    X
---------
Please mark
votes as in
this example

The Board of Directors recommends a vote FOR proposals 1 and 2

1. Election of Directors

          FOR ALL DIRECTORS LISTED BELOW         WITHOLD AUTHORITY

                      -----                             -----

Nominees: William J. Davenport, III, Michael S. Ives, Charles R. Malbon, Jr. (Instruction: To withold authority to vote for any individual nominee(s) write the name(s) of such nominee(s) in the following space.)

----------------------------------

                                                         FOR   AGAINST   ABSTAIN
2.  Approval of the CENIT Long-Term Incentive Plan       ---      ---       ---


3. To vote, in its discretion, upon any other matters that may properly come before the meeting or any adjournment thereof. See "Other Matters Which May
Properly Come Before the Meeting" in the Proxy
Statement.



Date
------------------------------, 1999


------------------------------------
Signature


------------------------------------
Signature


PLEASE SIGN your name exactly as it appears hereon. Joint accounts need only one signature, but all accountholders should sign if possible. When signing as an administrator, agent, corporation officer, executor, trustee, guardian or similar position or under a power of attorney, please add your full title to your signature.

[PROXY CARD - Back]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CENIT BANCORP, INC., FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 1999 AND ANY ADJOURNMENT THEREOF.

     The undersigned hereby acknowledges prior receipt of the Notice of the Annual Meeting of Stockholders (the "Meeting") and the Proxy Statement describing the matters set forth below, and indicating the date, time and place of the meeting, and hereby appoints the Board of Directors of CENIT Bancorp, Inc. (the "Company"), or any of them, as proxy, each with full power of substitution to represent the undersigned at the Meeting, and at any adjournment or adjournments thereof, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present on the matters referred to on the reverse side in the manner specified.

     This Proxy, if executed, will be voted as directed, but, if no instructions are specified, this Proxy will be voted FOR the election of the Director nominees listed and FOR approval of the Long-Term Incentive Plan. Please sign and date this Proxy on the reverse side and return it in the enclosed envelope. This Proxy must be received by the Company no later than May 19, 1999.

     This Proxy is revocable and the undersigned may revoke it at any time prior to the Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and wish to vote in person at the Meeting, or any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the Meeting.

[FRONT COVER]

Annual Report 1998
CENIT BANCORP, INC.

Corporate Profile
------------------------------------------------------------------------------

     CENIT Bancorp, Inc., with headquarters in Norfolk, Virginia, is the holding company for CENIT Bank, a federal stock savings bank based in Norfolk, Virginia.

     CENIT Bank has been in business since 1889. The Bank is the largest bank or thrift institution headquartered in the Norfolk-Virginia Beach-Newport News Statistical Area, the 27th largest Metropolitan Statistical Area (MSA) in the United States and the fourth largest MSA in the southeast.

     At December 31, 1998, CENIT Bancorp had assets of $641.1 million, deposits of $496.8 million and stockholders' equity of $50.1 million with 4,808,806 shares of common stock outstanding.

     The Bank operates twenty retail banking offices in the cities of Norfolk, Portsmouth, Virginia Beach, Chesapeake, Hampton and Newport News and in York County, Virginia. The Bank attracts retail deposits from the general public in its market area by providing a variety of deposit services. As a community bank, the focus is personal banking for local individuals and businesses. Deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. The Bank is a member of the Federal Home Loan Bank System.

     CENIT invests its funds in permanent and construction residential loans, consumer loans, and commercial real estate and business loans. The Bank also invests in mortgage-backed certificates and U.S. Treasury and federal agency securities.

     The Company's common stock trades on the Nasdaq Stock Market (R) under the symbol CNIT.

Highlights of The Year
------------------------------------------------------------------------------


- Record net income of $6,115,000


- Record earnings of $1.27 per share


- Dividend increase of 24%


- An increase of 43% in noninterest-bearing deposits


- An increase of 20% in deposit fee income


- A decrease of 39% in nonperforming assets


- Enhancement of our community banking franchise

Table of Contents

-------------------------------------------------------------

     Corporate Profile
     Highlights of The Year
     Report To Our Stockholders                        1
     Board of Directors and Management Committee       5
     Community Advisory Boards                         6
     Five Year Financial Summary                       8
     Management's Discussion and Analysis              9
     Consolidated Financial Statements                21
     Notes To Consolidated Financial Statements       26
     Report of Independent Accountants                52
     Investor Information                             53
     Corporate Information                            54
     Map of Retail Banking Offices

Report to Our Stockholders
------------------------------------------------------------------------------

     Your Board of Directors and I are pleased to present to you the 1998 Annual Report for CENIT Bancorp, Inc. (the "Company").

     The initiatives we have undertaken over the past three years to improve our community banking franchise paid off handsomely in 1998. The Highlights page in this Report lists for you just a few of our recent financial achievements. In 1998, we experienced explosive growth in our transaction account deposits, our commercial and consumer loans, and our deposit fee income. This growth did not occur by happenstance; rather, it was the product of plans carefully made and carefully implemented.

- Our Banking Strategy

                   [PICTURE OF MICHAEL S. IVES INSERTED HERE]

                                 Michael S. Ives
                                   President &
                             Chief Executive Officer

     As we examined our assets and liabilities and our market position during our strategic planning process several years ago, it became apparent to us that we could improve our franchise value and earnings through systematic changes to our assets and liabilities. By the end of 1999, we wanted to reduce our permanent residential mortgage loans as a percentage of our outstanding loan portfolio to approximately 40% and to increase our transaction deposits, i.e., checking, savings, and money market accounts as a percentage of our deposits to approximately 50%. We plan to achieve these objectives by growth in our core banking loans, i.e., consumer, commercial business loans, commercial real estate loans, multi-family residential loans, and acquisition, development and construction  loans,  and  through  growth  in  our  transaction  accounts  with particular emphasis on noninterest- bearing deposits. In executing this strategy, we have chosen not to compete for either certificates of deposit or commercial real estate loans from customers that did not have or wish to establish other banking relationships with us.

     The successful implementation of this strategy without incurring excessive expenses or sacrificing asset quality would create a greater and more consistent earnings stream for the Company and thereby enhance the value of our banking franchise.

- Our Competitive Situation in Our Banking Market

     During 1998, competitive conditions in our local banking market changed dramatically. Three regional banks headquartered in Virginia and operating in our market became parts of much larger regional banks headquartered in North Carolina. Two large thrift institutions also operating in our market became or announced plans to become parts of two other commercial banks headquartered in North Carolina.

     In one sense, these mergers have created more vigorous competitors in that the financial resources of the resulting institutions are greater than those of the predecessor institutions. However, large mergers inevitably result in customer dislocations. Large mergers create numerous customer service issues and the sheer number of issues arising prevent rapid responses by merging banks. These customer disruptions create significant business development opportunities for other banks, particularly local community banks.

     There is no longer any large commercial bank with its parent company headquartered in Hampton Roads. Only one of our larger competitors has its headquarters in Virginia. The market opportunity is obvious.

     Excluding CENIT, the remaining local community banks operate primarily in limited geographic areas within Hampton Roads. With 20 retail banking offices throughout Hampton Roads, CENIT is now the only local banking institution offering close to regional geographic market coverage with a substantial range of commercial, retail and consumer banking services. CENIT has the opportunity to be the dominant community bank in Hampton Roads with the resulting benefits to our stockholders from superlative core earnings and enhanced franchise value.

- Our New Banking Initiatives

     During 1998, we took a number of steps to develop our community banking franchise and to accelerate the changes in our assets and liabilities to achieve our targets. Among these steps were:

     Introduction of New Banking Services.

     During 1998, we introduced a new money market account designed to assist our checking customers in their personal funds management. We also offered a new consumer line of credit for overdraft protection called Checking Reserve. We improved our interactive voice response system, BankLine, twice in 1998 to expand our delivery of account information. These improvements helped to increase the usage of our BankLine to nearly 250,000 calls last year.

     In addition, the Company introduced successfully its new check imaging program. We now deliver to our checking customers statements for their accounts containing images of their checks rather than the original checks. This decreases statement preparation time, postage costs, and handling costs for us and improves the quality, accuracy and timeliness of our statements for our customers.

     In the second quarter of 1999, we expect to introduce a personal computer banking program for business customers. We have completed a thorough analysis of the existing and prospective needs of our commercial customers, and we are in the process of implementing a personal computer banking program to handle a wide range of customer transactions including wire transfers, access to account information, and funds transfer from one customer account to another.

     As the cost of new technology plummets, the technology gap between community banks and their much larger competitors narrows. Community banks now have the technological capability to offer banking services that equal, or in many cases exceed, the services offered by our larger competitors. In the years ahead, technology will assist us and other community banks in exploiting the advantage in customer service that we have over our larger competitors.

     New Marketing Initiatives.

     During 1998, we conducted extensive marketing research to ascertain our level of market recognition and the public perception of CENIT Bank. Using these results, the Company launched a media campaign in the third and fourth quarters of 1998 that accentuated the Company's strengths. From this campaign, we created a greater public awareness of CENIT Bank as the community banking leader in terms of products, pricing and convenience.

     New Initiatives to Increase  Business With Our Existing  Customers.

     During 1998, we focused on expanding the size and number of relationships that we have with our existing customers. Our Retail Banking Division developed extensive marketing data on the number of services used by our existing customers and their banking patterns. From this information, our Retail Banking Division has endeavored to contact many of our retail and commercial customers and to offer them additional banking services that they may be obtaining from other financial institutions. The level of success that our bankers are achieving in this program continues to improve. As our customers learn more about the wide range of services that we offer, we expect that they will consolidate more of their banking relationships with us.

     New Advisory Boards.

     We extended our reach into our communities with the addition of two advisory boards, one for the Financial District in the city of Norfolk and the other for the eastern portion of the Virginia Peninsula consisting of the cities of Hampton and Newport News and York County. In Virginia Beach, we consolidated our six advisory boards into two larger and more effective advisory boards. Our advisory boards continue to refer a steady stream of new customers to us and to advise us on improvements to our services and our delivery processes to take the greatest advantage of our position in our market.

- Our Financial Results

     Even a cursory review of our financial results from 1998 proves the success of our new banking initiatives. We are pleased to present these results to you:

     29% Increase in Transaction Accounts. The Company's banking initiatives resulted in checking, savings and money market deposits increasing by $51.5 million, or 29%, for the year. We placed particular emphasis on increasing the balances of our noninterest- bearing deposits. These deposits increased by $23.8 million, or 43%, to a record $78.7 million in 1998. These dramatic increases in our transaction accounts and our noninterest- bearing accounts were the direct result of the successful execution of various commercial and retail banking programs designed to capture these types of accounts.

     From a balance sheet perspective, the Company increased the outstanding balances of its noninterest-bearing deposits from 11% of total deposits at the beginning of the year to 16% at December 31, 1998. Overall, the percentage of transaction accounts as a percentage of total deposits increased from 35% at the beginning of the year to 46% at December 31, 1998.

     20% Increase in Deposit Fees. Our focus on increasing our transaction accounts also resulted in a large increase in our deposit fee income, a very stable and recurring source of income. During 1998, we increased our deposit fee income by over 20% to a record $2.5 million.

     31% Increase in Core Banking Loans. Our core banking loans increased by $55 million, or 31%, during 1998. These loans increased from 37% of our overall loan portfolio at the beginning of the year to 48% of our loan portfolio at December 31, 1998. Again, this change in the mix of our loan portfolio was a significant part of our strategic initiatives.

     Record Earnings. In 1998, the Company had record net income of $6.1 million, or $1.27 per diluted share, compared to net income of $6.0 million, or $1.20 per diluted share, in 1997. The Company achieved this increase in net income despite the additional expenses associated with a corporate reorganization and consolidation of its banking subsidiaries and a major multi-media advertising campaign in the fourth quarter of 1998. The Company's net income also was adversely impacted by the accelerated amortization of premiums and deferred loan expenses from the rapid prepayment during 1998 of the Company's portfolio of residential mortgage loans and mortgage-backed securities.

     Excellent Asset Quality. Notwithstanding the rapid transformation of the Company's loan portfolio during 1998, the Company maintained its traditional commitment to enhancing its asset quality. The Company reduced its total nonperforming assets from $2.4 million at December 31, 1997 to $1.5 million at December 31, 1998. This caused our ratio of total nonperforming assets to total assets to decrease to 0.23% at the end of 1998. We are pleased to report that in a recent research report one analyst following the Company's stock referred to our asset quality as "pristine."

     Stock Split. We continue to evaluate and act upon opportunities to improve the value of your stock. In March, 1998, we evaluated the price and trading range of our stock and made a strategic decision to announce a 3-for- 1 stock split in order to make our stock more liquid and a more attractive investment vehicle for new stockholders.

     Completion of 5% Share Repurchase. Share repurchases demonstrate our confidence in the Company's stock as a good investment. In addition, share repurchases tend to increase earnings per share and return on equity over time by the reduction in the number of shares outstanding and in the equity capital of the Company that is not needed for current or projected operations. During the second half of 1998 and early 1999, we repurchased 5% of our outstanding shares for the benefit of our shareholders.

     Continued Increases in Quarterly Dividends. In early 1999, the Company announced that it had increased its quarterly dividend to $.15 per share. This represents a 50% increase over the quarterly dividend of $.10 per share paid in the first quarter of 1998. The continued increases in dividends demonstrate our confidence in the future earnings of the Company.

- Prospects for the Future

     As we enter 1999, our Company is in an enviable position. In terms of deposit market share and market coverage through retail offices, the Company is the unchallenged leader among community banks in the Norfolk-Virginia Beach-Newport News Metropolitan Statistical Area ("MSA"). We have shown dramatic growth in the past two years in our transaction accounts and our core banking loans. With this record of growth in our MSA, one of the largest in the Southeast, we are developing a very valuable banking franchise.

     Your Board of Directors continuously analyzes our strategic options for the benefit of our stockholders. Our track record in creating value for our stockholders is impressive. We will continue our process of evaluating our opportunities for internal growth and our opportunities to merge with other financial institutions, both larger and smaller, in order to maximize the return on your investment over the long term.

     We appreciate the confidence that you have shown in us through your investment in our stock. We will continue to give our best efforts to maintain your confidence in us and reward you with further increases in the value of your investment.

/S/ Michael S. Ives

Michael S. Ives
President & Chief Executive Officer

Board of Directors and Management Committee
------------------------------------------------------------------------------

- Board of Directors

  C. L. Kaufman, Jr.
Chairman,
Investor

  David L. Bernd
President & CEO, Sentara Health System

  Patrick E. Corbin, CPA
Principal, Corbin & Company, P.C.

  William J. Davenport, III
Real Estate Developer/Investor

  Thomas J. Decker, Jr.,
President, The Prudential-Decker Realty

  L. Renshaw Fortier*
Chairman, Laren Company

  John F. Harris
President, Affordable Homes, Inc.

  The Honorable William H. Hodges
Judge, Virginia Court of Appeals (Retired)
Consultant/Counsel,
Plasser American Corporation

  Michael S. Ives
President & Chief Executive Officer

  Charles R. Malbon, Jr.
Vice President, Tank Lines, Inc.

  Roger C. Reinhold
Commercial Investments
Retired President, Homestead Savings Bank

  William L. Rueger*
Management Consultant

  David R. Tynch, Esq.
President and Managing Partner,
Cooper, Spong & Davis, P.C.

  Anne B. Shumadine, Esq.
President, Signature Financial Management, Inc.
Director, Mezzullo & McCandlish,
A Professional Corporation

* CENIT Bank Board Only

- Management Committee

  Michael S. Ives
President & Chief Executive Officer,
CENIT Bank

  Barry L. French
Senior Vice President,
Retail Banking Group Manager

  John O. Guthrie
Senior Vice President,
Chief Financial Officer &
Finance and Administration Group Manager

  Patrick L. Hillard
Senior Vice President,
CENIT Mortgage Company

  Roger J. Lambert
Senior Vice President,
Information Services Group Manager

  Barbara N. Lane
Senior Vice President

  Alvin D. Woods
Senior Vice President,
Chief Lending Officer &
Lending Group Manager

Community Advisory Boards
-------------------------------------------------------------------------------

- Norfolk

  Claus Ihlemann
    Chairman
Owner, Decorum

  Paulette Benson
Consulting Engineer

  James G. Close, Jr.
Owner, Monticello Antiques

  Norma Dorey-Cobb
President, Changes Hairstyling, Inc.

  Joan D. Gifford
Chairman, Coldwell Banker
Gifford Realty, Inc.

  Joseph F. Query
President, Joseph Query
Insurance Agency, Inc.

  Peter W. Karangelan
President, Azalea Inn #1, Inc.

  Barbara Zoby
President, Yukon Lumber Company

- Norfolk Financial District

  Wendell C. Franklin
Chairman
Senior Vice President & Partner,
S. L. Nusbaum Realty Company

  Michael A. Glasser, Esq.
Vice Chairman
Partner, Glasser and Glasser PLC

  Richard C. Burroughs
Vice Chairman, Harvey Lindsay
Commercial Real Estate

  Sterling Cheatham
Assistant City Manager, City of Norfolk

  Dennis R. Deans, CPA
Partner, McPhillips, Roberts & Deans

  Karen Jaffe
Partner, Jaffe, Caplan, Fleder

  Gus J. James, II, Esq.
Partner, Kaufman & Canoles PC

  Walter D. Kelley, Jr., Esq.
Partner, Willcox & Savage, P.C.

  Linda S. Laibstain
Partner, Hofheimer Nusbaum, P.C.

  Ron A. Stine, MD
Physician, Cardiology Consultants

  Alvin A. Wall, CPA
President, Wall, Einhorn &
Chernitzer, P.C.

- Tri-City
  West Chesapeake,
  Suffolk, Portsmouth

  Samuel H. Lamb, II
Chairman
Provost, Tidewater Community College

  Michael R. Kirsch
Vice Chairman
President, K Plus, Inc.

  Robert C. Barclay, IV, Esq.
Partner, Cooper, Spong & Davis

  Roger L. Brown
Owner, McDonald's Franchises

  Edinburgh G. Corprew
Owner, Corprew Funeral Home

   B. Anne Davis
President & CEO, Diesel Tech, Inc.

  Gwendolyn S. Davis
Legislative Liaison
Principal Management Analyst,
City of Portsmouth

  Dan E. Griffin
Architect

  Bill Moody
Vice President, Sales
Doughtie's Foodservice

  Jimmy R. Spruill
Chairman, J. J. Fasteners, Inc.

  Andrew M. Virga
Treasurer & CFO,
Virga's Pizza Crust of Virginia

- Chesapeake
  South Chesapeake

  James A. Roy, Esq.
Chairman
Partner, Roy, Romm & Lascara, P.C.

  James J. Wheaton, Esq.
Vice Chairman
Partner, Willcox & Savage, P.C.

  W. Michael Bryant
President,
OBBCO Safety & Supply, Inc.

  Steven B. Powers, MD
Private Practice

  Debbie Ritter
Chesapeake Civic Leader
Member, City Council
City of Chesapeake

  Fella Rhodes
Associate Broker,
William E. Wood & Associates

  Greg Skillman
President, Seaboard Mechanical

  Stephen Telfeyan, Esq.
Partner, Basnight, Kinser
& Leftwich, P.C.

  Gayle A. Terwilliger, DDS
Dentist, Private Practice

  Olivia T. Walton, CPA
Owner, Walton Associates

- Virginia Beach East

  Kal Kassir
Chairman
Owner, The Corner Market

  Donald F. Bennis, Esq.
Attorney, Private Practice

  Brian S. Burgess
Vice President, Sales
Hoffman Beverage Company

  Thomas R. Eckert
Owner, Baylake Pines School

  Charles G. Faison, Jr.,
President, Bayside Exxon Service Center

  Charles W. Guthrie
President, Lynnhaven Marine

  Robert M. Howard
Executive Vice President,
Accounting and Finance
Professional Hospitality Resources Inc.

  Robert G. Jones, Esq.
Partner,
Jones, Russotto & Walker, P.C.

  John P. Martin
Owner, Great Atlantic Travel & Tour

  Paul V. Michels
President, Coastal Training
Technologies Corp.

  A. William Reid
President, Rising Tide Productions

  John R. Savino
Agent, The Prudential-Decker Realty

  Brian P. Winfield, CLU
Winfield and Associates

- Virginia Beach West

  Kirk Hammaker
Chairman
General Manager, Riedman Insurance

  Wendell A. White
Vice Chairman
President, Bayside Building Corp.

  Stephen B. Ballard
President, S. B. Ballard, Inc.

  Richard A. Beskin
President, Beskin and Associates, Inc.

  Charles W. Best, III, Esq.
Partner, Best & Best, PLC

  Nancy Cheng
Administrative Vice President,
Eastern Computers, Inc.

  Blair G. Ege
Regional Director,
Mass Mutual Company

  William F. "Toby" Harris
Vice President, National City Mortgage
Owner, Freeman, Inc.
Owner, Bayside Commercial Lending

  William A. Hearst
Agent, Riedman Insurance (Retired)

  Clarence A. Holland, MD
Physician, Bayside Family Practice

  Glen A. Huff, Esq.
Partner, Huff, Poole & Mahoney

  Donald E. Lee, Jr., Esq.
Owner,
Donald E. Lee, Jr. and Associates

  Norma O. Magpoc, MD
Physician

  Frances Denney Richardson, CPA,
Failes & Associates

  Robert E. Ruloff, Esq.
Partner, Shuttleworth, Ruloff &
Giordano P.C.

  Mark E. Slaughter, Esq.
Partner, Pender & Coward

  Harold E. Smith
Partner & Senior Vice President,
GSH Real Estate

  Jerry R. Sutphin
Owner, Sutphin Enterprises, L.L.C.

  J. Randolph Sutton
President,
Waterfront Marine Construction, Inc.

  Jerry Womack
President,
Suburban Grading & Utilities


- Peninsula
  Hampton, Newport News,
  York County

  Herbert V. Kelly, Jr., Esq.
Chairman
Partner, Jones Blechman,
Woltz & Kelly, PC

  Thomas R. Brooks, CPA
Vice Chairman
Partner, Witt, Mares & Co., PLC

  James F. Allen, MD, F.A.C.S.
Neurosurgeon,
Peninsula Neurosurgicalc
Associates, P.C.

  Randolph P. Bryant
President,
Wolftrap Operations

  Charles R. Conte, Jr.
Owner,
Conte's Bike Shop, Inc.

  Betty Anne Davis, CPD, A.I.B.D.
Owner, David Designs
Co-owner, Davis-Penland
Building and Remodeling, LLC

  Wendy C. Drucker
Vice President,
Drucker & Falk, LLC

  Howard E. Gwynn
Commonwealth's Attorney,
City of Newport News

  Allen R. Jones
President,
Dominion Physical Therapy

  Anna Van Buren McNider
Owner, Digital Images

  Jere M. Mills
Owner,
Ferguson-Mills Construction Co.
& Ferguson Corp.

  C. Dwight West, III
President, C.D. West
& Company, Insurance

  Charles W. Wornom
Vice President,
Abbitt Management,
Abbitt & West

  Joseph M. Ziglar, Jr.
President,
Chesapeake Masonry Corp.

Five Year Financial Summary (1)
-------------------------------------------------------------------------------
(Dollars in thousands, except per share)


                                                                  At or for the year ended December 31, (1)
                                                     1998            1997           1996           1995            1994
                                                   ----------------------------------------------------------------------
Financial Condition Data:
Total assets                                       $ 641,056      $ 718,083       $707,100       $ 639,812      $ 575,675
Securities available for sale:
    U.S. Treasury, other U.S. Government agency
     and other debt securities, net                   48,117         45,347         46,305          65,118         44,650
    Mortgage-backed certificates, net                 17,019         91,841        177,706         203,176        175,763
Loans held for investment, net                       484,783        486,487        422,219         319,194        305,578
Real estate owned, net                                   377          1,098          2,769           1,828          5,718
Deposits                                             496,772        507,670        498,965         450,530        420,422
Borrowings                                            88,084        157,239        155,138         138,171        109,035
Stockholders' equity                                  50,076         49,937         49,608          46,729         42,217

Operating Data:
Interest income                                    $  47,031      $  50,776       $ 48,171       $  45,527      $  37,826
Interest expense                                      25,805         29,310         28,087          27,476         19,496
                                                   ----------------------------------------------------------------------
    Net interest income                               21,226         21,466         20,084          18,051         18,330
Provision for loan losses                                510            600            377             697            490
                                                   ----------------------------------------------------------------------
Net interest income after provision for loan losses   20,716         20,866         19,707          17,354         17,840
Other income                                           7,013          5,713          3,894           2,944          2,765
Other expenses                                        18,197         17,312         18,172          16,174         14,402
                                                   ----------------------------------------------------------------------
Income before income taxes                             9,532          9,267          5,429           4,124          6,203
Provision for income taxes                             3,417          3,264          1,821           1,652          2,226
                                                   ----------------------------------------------------------------------
Net income                                         $   6,115      $   6,003       $  3,608       $   2,472      $   3,977
                                                   ======================================================================
Earnings per share:
       Basic                                       $    1.30      $    1.24       $    .74       $     .52      $     .84
                                                   ======================================================================
       Diluted                                     $    1.27      $    1.20       $    .72       $     .50      $     .82
Cash dividends per share                           ======================================================================
                                                   $     .41      $     .33       $    .25       $     .13      $     .12
                                                   ======================================================================
Selected Financial Ratios and Other Data:
Return on average assets                                0.92%          0.86% (2)      0.54%  (3)      0.40% (4)       0.72%
Return on average stockholders' equity                 12.04          12.00  (2)      7.56   (3)      5.57  (4)       9.75
Average stockholders' equity to average assets          7.68           7.17           7.20            7.21            7.40
Stockholders' equity to total assets at year end        7.81           6.95           7.02            7.30            7.33
Interest rate spread                                    2.88           2.85           2.83            2.60            3.10
Net interest margin                                     3.43           3.27           3.22            3.07            3.47
Other expenses to average assets                        2.75           2.48  (2)      2.74   (3)      2.63  (4)       2.61
Net interest income to other expenses                 116.65         123.99  (2)    110.52   (3)    111.61  (4)     127.27
Nonperforming assets to total assets                     .23            .34            .80             .45            1.42
Allowance for loan losses to total net loans             .83            .78            .90            1.16            1.24
Dividend payout ratio (5)                              31.54          26.95          33.63           25.81           14.23
Book value per share                               $   10.93  (6) $   10.57       $  10.11       $    9.76      $     8.89
Tangible book value per share                          10.13  (6)      9.72           9.22            9.38            8.48
Number of retail branch offices                           20             20             19              16             15
________

(1)  On August 1, 1995,  Princess Anne became a  wholly-owned  subsidiary of the Company in a merger  accounted  for by the pooling of interests  method of accounting.  Accordingly,  the consolidated  financial data presented gives effect to this merger and the accounts of Princess  Anne have been combined with those of the  Company  for all periods  presented.  Also,  on April 1,
     1994, CENIT Bank, FSB merged with Homestead.  This merger was accounted for by the purchase  method of  accounting.  The
     consolidated  financial  data presented  above  includes  the  results  of  Homestead's   operations  and
     financial condition from the date of acquisition.
(2)  Exclusive  of the $405 of expenses  related to the proxy  contest and other matters and the related tax effect, the return on average assets and return on average  stockholders' equity for the year ended December 31, 1997 would have been .90% and
     12.50%, respectively, and the ratio of other expenses to average  assets and net interest  income to other  expenses would have been 2.42% and 126.97%, respectively.
(3)  Exclusive of the $2,340 one-time SAIF special  assessment paid in November, 1996 and the related tax effect, the return on average assets and return on average  stockholders'  equity for the year ended  December  31, 1996 would have been .76% and
     10.52%, respectively, and the ratio of other expenses to average  assets and net interest  income to other  expenses would have been 2.39% and 126.86%, respectively.
(4)  Exclusive  of the $757 of merger  expenses and the $563 loss on the sale of securities  and the related tax  effect, the return on average  assets and return on average stockholders' equity for the year ended December 31, 1995 would  have been .57% and
     7.91%,  respectively.  Exclusive  of the $757 of merger expenses relating to the Princess Anne combination,  the ratio of other expenses to average assets and net interest  income to other expenses would have been 2.50% and 117.09%, respectively.
(5)  Represents dividends per share divided by basic income per share. Dividends per share represent  historical dividends declared by the Company.
(6)  Book value per share and tangible book value per share, computed by including unallocated common stock held  by  the  Company's
     Employee Stock Ownership Plan at December 31, 1998, were $10.41 and $9.65, respectively.

Management's  Discussion  and Analysis of
Financial Condition and Results of Operations
-------------------------------------------------------------------------------

Financial Condition of the Company

     Total Assets. At December 31, 1998, the Company had total assets of $641.1 million, a decrease of $77.0 million since December 31, 1997. This decrease results primarily from sales, maturities and principal repayments of mortgage-backed securities. Proceeds from mortgage-backed securities were used to reduce borrowings rather than to seek alternative investment opportunities.

     Securities Available For Sale. Securities available for sale totaled $65.1 million at December 31, 1998 compared to $137.2 million at December 31, 1997. The net decrease of $72.1 million from December 31, 1997 resulted primarily from the net effect of $66.7 million of sales, $34.9 million of repayments, $18.0 million of proceeds from maturities or calls, and $48.2 million of purchases.

     The portfolio of securities available for sale at December 31, 1998 was comprised primarily of $21.5 million of other U.S. Government agency securities, $26.4 million of U.S. Treasury securities and $17.0 million of mortgage-backed certificates.

     Loans. The balance of net loans held for investment decreased slightly from $486.5 million at December 31, 1997 to $484.8 million at December 31, 1998. Single-family first mortgage loans decreased $57.4 million from $308.5 million at December 31, 1997 to $251.1 million at December 31, 1998, while all other net loans increased by $55.7 million from $178.0 million at December 31, 1997 to $233.7 million at December 31, 1998. The increase in other net loans is the result of the Company's emphasis on originating consumer and commercial loans during 1998.

     Deposits. During 1998, the Company's total deposits decreased from $507.7 million at December 31, 1997 to $496.8 million at December 31, 1998. The Company's noninterest-bearing deposits increased by 43.4% from $54.9 million at December 31, 1997 to $78.7 million at December 31, 1998. The balance of all checking, savings and money market accounts at December 31, 1998 was $231.0 million, an increase of $51.5 million compared to the balance of these accounts at December 31, 1997. Certificate of deposit balances decreased $62.4 million, or 19.0% from $328.2 million at December 31, 1997 to $265.8 million at December 31, 1998. This increase in noninterest-bearing deposits and decrease in certificates of deposit resulted from the Company's ongoing strategy to seek lower-cost deposits to further enhance the Company's profitability.

     Borrowed Funds. The Company's borrowed funds, which include Federal Home Loan Bank ("FHLB") advances, other borrowings, and securities sold under agreements to repurchase, decreased from $157.2 million at December 31, 1997 to $88.1 million at December 31, 1998. FHLB advances decreased from $145.0 million to $75.0 million during this period, while other borrowings and securities sold under agreements to repurchase increased by $845,000. The primary source of funds used to pay down FHLB advances was the sales, maturities and repayments of mortgage-backed securities.

     Capital. The Company's and Bank's capital ratios significantly exceeded applicable regulatory requirements at both December 31, 1998 and 1997. During 1998, the Company repurchased 231,500 shares of its outstanding common stock.

     Asset Quality. The Company's total nonperforming assets decreased by 39%, to a total of $1.5 million, or .23% of assets, at December 31, 1998 compared to $2.4 million, or .34% of assets, at December 31, 1997. Real estate owned ("REO") and other repossessed assets decreased by 70.0%, from $1.3 million at December 31, 1997 to $398,000 at December 31, 1998. Nonperforming loans were $1.1 million at both December 31, 1998 and 1997.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

     General. The Company's pre-tax income increased by 2.9% to $9.5 million for the year ended December 31, 1998 from $9.3 million for 1997. This increase was attributable primarily to a $1.3 million increase in other income, offset by a $885,000 increase in other expenses and a $150,000 decrease in net interest income after provision for loan losses.

     Net Interest Income. The Company's net interest income before provision for loan losses decreased by $240,000 for the year ended December 31, 1998, a 1.1% decrease from 1997. This decrease resulted from a $3.7 million decrease in interest income, which exceeded a $3.5 million decrease in interest expense. The Company sold a substantial portion of its lower-yielding mortgage-backed certificate portfolio during 1998 and used proceeds from the sale to fund other interest-earning assets and to pay down borrowings, thereby reducing the asset size of the Company. Interest on the Company's portfolio of mortgage-backed certificates decreased by $5.5 million in 1998 primarily due to a $77.8 million decrease in their average balances. This decrease was not totally offset by reductions in interest expense or interest income from other sources.

     Interest on loans increased by approximately $1.7 million, or 4.5%, from $38.2 million in the year ended 1997 to $39.9 million in 1998. This increase was attributable to a $37.1 million increase in the average balance of loans, the effect of which more than offset a decrease in the yield on the Company's loan portfolio from 8.12% in 1997 to 7.87% in 1998. The increase in the average balance of loans resulted from both an increase in originations and from the purchase of residential single-family loans. The weighted average yield on the loan portfolio for the month of December 1998 was 7.56%.

     Interest on investment securities decreased $133,000 in 1998 compared to 1997. This decrease resulted primarily from a decrease in the yield on the portfolio from 6.24% in 1997 to 5.93% in 1998.

     The Company's interest expense decreased by $3.5 million, as a result of a decrease in interest on both deposits and borrowings. The average balance of interest bearing deposits decreased by $19.4 million in 1998 compared to 1997, while the average costs of interest bearing deposits decreased from 4.66% in 1997 to 4.54% in 1998. The average balance of borrowings decreased by $33.8 million in 1998 compared to 1997, while the average cost of the borrowings decreased from 5.54% in 1997 to 5.35% in 1998.

     The Company's net interest margin increased from 3.27% for the year ended December 31, 1997 to 3.43% for the year ended December 31, 1998. This resulted primarily from the sale of lower-yielding mortgage-backed certificates and reduction in the asset size of the Company, and also a $13.7 million increase in the average balance of noninterest-bearing deposits. For the fourth quarter of 1998, the Company's net interest margin was 3.57% compared to 3.31% in the fourth quarter of 1997. The Company's interest rate spread increased from 2.85% in the year ended December 31, 1997 to 2.88% in the comparable 1998 period. The increase in the Company's interest rate spread occurred because the Company's overall yield on its interest-earning assets decreased from 7.73% to 7.59%, while the overall cost of its interest-bearing liabilities decreased from 4.88% in 1997 to 4.71% in 1998. The Company's net interest spread in the fourth quarter of 1998 was 2.95% compared to 2.86% in the fourth quarter of 1997. The Company's calculations of interest rate spread and net interest rate margin include nonaccrual loans as interest-earning assets.

     Provision for Loan Losses. The Company's provision for loan losses decreased from $600,000 in 1997 to $510,000 in 1998. Net chargeoffs totaled $269,000 in 1998 compared to $623,000 in 1997. At December 31, 1998, the
Company's total allowance for loan losses was $4.0 million and nonperforming loans totaled $1.1 million, resulting in a coverage ratio of 374%, compared to a coverage ratio of 343% at December 31, 1997.

     The provision for loan losses decreased by $90,000 in 1998 compared to 1997. The Company considered a number of factors in determining the 1998 loan loss provision and the adequacy of the allowance for loan losses at December 31, 1998, including: (a) the level of nonperforming loans at

December 31, 1998 and 1997, (b) the increase in the percentage of non-residential mortgage loans in the loan portfolio, which have more inherent risk in comparison to residential mortgage loans and, (c) the decrease in net loan chargeoffs during 1998.

     Other Income. Total other income increased by 22.8%, from $5.7 million in 1997 to $7.0 million in 1998. Gain on sales of loans increased $482,000 in 1998 due primarily to the increased volume of mortgage loan originations. Deposit fees and merchant processing fees increased by $414,000 and $671,000, respectively, in 1998 compared to 1997. Deposit fees increased in 1998 as a result of additional transaction accounts and increases in the Company's deposit fee schedule. Merchant processing fees increased in 1998 as the Company continued to experience substantial growth in its merchant portfolio. Brokerage fees recognized by the Bank's commercial mortgage loan brokerage subsidiary decreased by $382,000 in 1998 compared to 1997, primarily as a result of a decrease in the volume of brokerage activity.

     Other Expenses. Total other expenses increased from $17.3 million in the year ended December 31, 1997 to $18.2 million in 1998. Total other expenses for 1997 includes $405,000 of expenses relating to the proxy contest and other matters. Merchant processing expenses increased by $636,000 in 1998 as a result of increased volume. Expenses related to professional fees increased by $266,000 during 1998 due, in part, to a recovery of legal costs in 1997 related to previous problem assets. Equipment, data processing and supply expenses increased by $158,000 in 1998, reflecting increases primarily in depreciation and maintenance.

     Income Taxes. The Company's income tax expense for the year ended December 31, 1998 was $3.4 million, which represents an effective tax rate of 35.8%. The Company's income tax expense for 1997 was $3.3 million, which represented an effective tax rate of 35.2%. The effective tax rate increased during 1998 primarily as a result of the increase in the income of the Bank subject to state tax.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

     General. The Company's pre-tax income increased by 70.7% to $9.3 million for the year ended December 31, 1997 from $5.4 million for 1996. This increase was attributable primarily to a $1.4 million increase in net interest income, a $1.8 million increase in other income and an $860,000 decrease in other expenses, the effect of which more than offset a $223,000 increase in the provision for loan losses. Other expenses decreased in 1997 primarily as a result of a reduction in federal deposit insurance premiums. Expenses in 1996 included a one-time assessment of $2.3 million in connection with the federal legislation to recapitalize SAIF.

     Net Interest Income. The Company's net interest income before provision for loan losses increased by $1.4 million for the year ended December 31, 1997, a 6.9% increase from 1996. This increase resulted from a $2.6 million increase in interest income, which exceeded a $1.2 million increase in interest expense. The increase in interest income was primarily attributable to an increase in the average balance of loans.

     Interest on the Company's portfolio of mortgage-backed certificates decreased by approximately $4.5 million from $13.2 million for the year ended December 31, 1996 to $8.7 million for the comparable 1997 period. The decrease resulted from a $72.8 million decrease in the average balance of the portfolio which was partially offset by an increase in the average yield of the portfolio from 6.69% in 1996 to 6.96% in 1997. The decrease in the average balance was a consequence of the Company's sale of mortgage-backed certificates and repayments. No mortgage-backed certificates were purchased in 1997.

     The mortgage-backed certificate portfolio at December 31, 1997 had a total amortized cost of $90.7 million and had a weighted average yield of 7.01% for the month of December, 1997. The portfolio includes $5.1 million, or 5.6% of the total portfolio, of fixed- rate mortgage-backed certificates; $83.6 million, or 92.2% of the total portfolio, of adjustable-rate mortgage-backed certificates; and $2.1 million, or 2.2% of the total portfolio, of fixed-rate mortgage-backed certificates with balloon provisions. The weighted average yields for the month of December 1997 for these three classifications were 8.43%, 6.94%, and 6.51%, respectively.

     Interest on loans increased by approximately $8.0 million, or 26.4%, from $30.2 million in the year ended 1996 to $38.2 million in 1997. This increase was attributable to a $118.4 million increase in the average balance of loans, the effect of which more than offset a decrease in the yield on the Company's loan portfolio from 8.59% in 1996 to 8.12% in 1997. The increase in the average balance of loans resulted from both an increase in originations and from the purchase of residential single-family loans. The weighted average yield on the loan portfolio for the month of December 1997 was 8.17%.

     Interest on investment securities decreased $882,000 in 1997 compared to 1996. This decrease resulted from a $12.4 million decrease in the average balance of the portfolio and a decrease in the yield on the portfolio from 6.44% in 1996 to 6.25% in 1997.

     The Company's interest expense increased by $1.2 million, primarily as a result of an increase in interest on deposits, the effect of which was partially offset by a decrease in interest on borrowings. The average balance of interest bearing deposits increased by $41.3 million in 1997 compared to 1996, while the average costs of interest bearing deposits decreased from 4.70% in 1996 to 4.66% in 1997. The average balance of borrowings decreased by $13.3 million in 1997 compared to 1996, while the average cost of the borrowings increased from 5.40% in 1996 to 5.54% in 1997.

     The Company's net interest margin increased from 3.22% for the year ended December 31, 1996 to 3.27% for the year ended December 31, 1997. This increase was the result of an increase in the Company's interest rate spread from 2.83% in the year ended December 31, 1996 to 2.85% in the comparable 1997 period. The increase in the Company's interest rate spread occurred because the Company's overall yield on its interest-earning assets remained level at 7.73%, while the overall cost of its interest-bearing liabilities decreased from 4.90% in 1996 to 4.88% in 1997. The Company's calculations of interest rate spread and net interest rate margin include nonaccrual loans as interest-earning assets.

     The Company's net interest margin remained substantially unchanged during 1997. For the three months ended December 31, 1997, the Company's net interest margin was 3.31% and the interest rate spread was 2.86%. For the three months ended December 31, 1996, the Company's net interest margin was 3.30% and the interest rate spread was 2.91%.

     Provision for Loan Losses. The Company's provision for loan losses increased from $377,000 in 1996 to $600,000 in 1997. Net chargeoffs totaled $623,000 in 1997 compared to $267,000 in 1996. The Company's 1996 provision for loan losses was positively impacted by a $288,000 recovery relating to one loan. At December 31, 1997, the Company's total allowance for loan losses was $3.8 million and nonperforming loans totaled $1.1 million, resulting in a coverage ratio of 343.0%.

     Other Income. Total other income increased by 46.7%, from $3.9 million in 1996 to $5.7 million in 1997. Deposit fees and merchant processing fees increased by $615,000 and $653,000, respectively, in 1997 compared to 1996. Deposit fees increased in 1997 as a result of additional transaction accounts, the addition of two ATMs, full implementation of ATM surcharges and increases in the Company's deposit fee schedule. Merchant processing fees increased in 1997 as the Company continued to experience substantial growth in its merchant portfolio. Brokerage fees recognized by the Bank's commercial mortgage loan brokerage subsidiary increased by $437,000 in 1997 compared to 1996.

     Other Expenses. Total other expenses decreased from $18.2 million in the year ended December 31, 1996 to $17.3 million in 1997. Total other expenses for 1996 includes the $2.3 million SAIF special assessment and for 1997 includes $405,000 of expenses relating to the proxy contest and other matters. Exclusive of the SAIF special assessment in 1996 and the proxy and other expenses in 1997, total other expenses were $15.8 million in 1996 and $16.9 million in 1997. Salaries and employee benefits increased by $551,000 in 1997 primarily as a result of overall increases in wages and benefits, expansion of the retail banking group, including the opening of two new Super Kmart offices, one in August 1996 and one in November 1997, and additional commissions from the Bank's commercial mortgage loan brokerage subsidiary related to the increase in mortgage loan brokerage revenue. Merchant processing expenses increased by $544,000 in 1997 as a result of increased volume. Expenses related to real estate owned increased by $177,000 during 1997 due to disposal of properties during the year. Net occupancy expenses of premises increased by $133,000 in 1997, reflecting the incremental costs associated with additional retail locations and the renovation of certain existing locations. The impact of the increases in the above expenses was partially offset by a $570,000 decrease in federal deposit insurance premiums in 1997 due primarily to lower premium rates, and a $129,000 decrease in professional fees.

     Income Taxes. The Company's income tax expense for the year ended December 31, 1997 was $3.3 million, which represents an effective tax rate of 35.2%. The Company's income tax expense for 1996 was $1.8 million, which represented an effective tax rate of 33.5%. The effective tax rate increased during 1997 primarily as a result of the increase in the income of the Bank subject to state tax.

Liquidity

     The principal sources of funds for the Company for the year ended December 31, 1998, included $587.0 million in proceeds from FHLB advances, $34. 9 million in principal repayments of securities available for sale, $84.7 million in proceeds from sales, maturities and calls of securities available for sale, and $82.9 million in proceeds from the sale of loans. Funds were used primarily to repay FHLB advances totaling $657.0 million, to fund purchases of investment securities available for sale totaling $48.2 million, and to originate loans held for sale of $82.6 million.

     Savings institutions, such as the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirements may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the required liquid asset ratio is 4%. The Bank's liquid asset ratio was 9.3% and 8.8% at December 31, 1998 and 1997, respectively.

     At December 31, 1998, the Company had outstanding mortgage and nonmortgage loan commitments, including unused lines of credit, of $44.7 million, outstanding commitments to purchase loans of $27.6 million and outstanding commitments to sell mortgage loans of $5.9 million, if such loans close. The Company anticipates that it will have sufficient funds available to meet its current commitments.

     Certificates of deposit that are scheduled to mature within one year totaled $216.9 million at December 31, 1998. The Company believes that a significant portion of the certificates of deposit maturing in this period will remain with the Company. The Company's liquidity could be impacted by a decrease in the renewals of deposits or general deposit runoff. However, the Company has the ability to raise deposits by conducting deposit promotions. In the event the Company requires funds beyond its ability to generate them internally, the Company could obtain additional advances from the FHLB. The Company could also obtain funds through the sale of investment securities from its available for sale portfolio.

 Market Risk Management

     The  Company's   primary  market  risk  exposure  is  interest  rate  risk.
Fluctuations in interest rates will impact both the level of interest income and interest expense and the market value of the

Company's  interest-earning  assets and interest-bearing liabilities.

     The primary goal of the Company's asset/liability management strategy is to maximize its net interest income over time while keeping interest rate risk exposure within levels established by the Company's management. The Company's ability to manage its interest rate risk depends generally on the Company's ability to match the maturities and repricing characteristics of its assets and liabilities while taking into account the separate goals of maintaining asset quality and liquidity and achieving the desired level of net interest income. The principal variables that affect the Company's management of its interest rate risk include the Company's existing interest rate gap position, management's assessment of future interest rates, the need for the Company to replace assets that may prepay before their scheduled maturities, and the withdrawal of liabilities over time.

     One technique used by the Company in managing its interest rate risk exposure is the management of the Company's interest sensitivity gap. The interest sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. At December 31, 1998, the Company's one year "positive gap" (interest-earning assets maturing within a period exceed interest-bearing liabilities repricing within the same period) was approximately $120.9 million, or 18.9% of total assets. Thus, during periods of rising interest rates, this implies that the Company's net interest income would be positively affected because the yield of the Company's interest-earning assets is likely to rise more quickly than the cost on its interest-bearing liabilities. In periods of falling interest rates, the opposite effect on net interest income is likely to occur. The interest sensitivity gap position of the Company is a static analysis at December 31, 1998. Because many factors affect the composition of the Company's assets and liabilities, a change in prevailing interest rates will not necessarily result in the corresponding change in net interest income that would be projected using only the interest sensitivity gap table for the Company at December 31, 1998.

     At December 31, 1997, the Company's one year "positive gap" was approximately $25.0 million, or 3.5% of total assets. The increase in the one year "positive gap" of approximately $95.9 million was primarily the result of:
(a) faster prepayment assumptions in 1998 regarding prepayment of loans which has resulted in an increase in one year interest sensitive loans of $45.7 million, (b) a decrease in mortgage-backed securities with one year interest sensitivity of $72.7 million due primarily to sales, maturities and principal repayments, (c) a decrease of $33.1 million of one year interest sensitive deposits due primarily to a decrease in the outstanding balances of certificates of deposit and, (d) a decrease of $85.0 million in one year interest sensitive advances from the Federal Home Loan Bank as proceeds from mortgage-backed certificates were used to pay down advances.

     The Company manages its interest rate risk by influencing the adjustable and fixed rate mix of its loans, securities, deposits and borrowings. The Company can add loans or securities with adjustable, balloon or call features, as well as fixed rate loans and mortgage securities if the yield on such loans and securities is consistent with the Company's asset/liability management strategy. Also, the Company can manage its interest rate risk by extending the maturity of its borrowings or selling certain assets and repaying borrowings.

     Certain shortcomings are inherent in any method of analysis used to estimate a financial institution's interest rate gap. The analysis is based at a given point in time and does not take into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, although certain assets and liabilities may have similar maturities or repricing, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities also may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. The interest rates on loans with balloon or call features may or may not change depending upon their interest rates relative to market interest rates. Additionally, certain assets, such as adjustable-rate mortgages, have features that may restrict changes in interest rates on a short-term basis and over the life of the asset.

     The Company is also subject to prepayment risk, particularly in falling interest rate environments or in environments where the slope of the yield curve is relatively flat or negative. Such changes in the interest rate environment can cause substantial changes in the level of prepayments of loans and mortgage-backed certificates, which may also affect the Company's interest rate gap position.

     As part of its borrowings, the Company may utilize from time-to-time, convertible advances from the FHLB-Atlanta. Convertible advances generally provide for a fixed-rate of interest for a portion of the term of the advance, an ability for the FHLB-Atlanta to convert the advance from a fixed rate to an adjustable rate at some predetermined time during the remaining term of the advance (the "conversion" feature), and a concurrent opportunity for the Company to prepay the advance with no prepayment penalty in the event the FHLB-Atlanta elects to exercise the conversion feature. Changes in interest rates from those at December 31, 1998 may result in a change in the estimated maturity of convertible advances and, therefore, the Company's interest rate gap position.

     Also, the methodology used estimates various rates of withdrawal (or "decay") for money market deposit, savings, and checking accounts, which may vary significantly from actual experience.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 that are subject to repricing or that mature in each of the future time periods shown. The table reflects certain assumptions regarding prepayment of loans and mortgage-backed certificates that are outside of actual contractual terms, and are based on the 1998 prepayment experience of the Company. Additionally, loans and securities with call or balloon provisions are included in the period in which they balloon or may first be called. Except as stated above, the amount of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the contractual terms of the asset or liability.


Interest Sensitivity Analysis
December 31, 1998
(Dollars in thousands, except footnotes)

                                                                                                       Over
                                                                                           Over One   Three
                                                                                 Total     Year to    Years or
                                             0-3         4-6         7-12       Within      Three      Non-
                                            Months      Months      Months     One Year    Years    Sensitive     Total
                                           -------------------------------------------------------------------------------
Assets
   Interest-earning assets:
     Loans (1)                             $170,816    $ 55,313    $ 85,915    $312,044   $ 125,665   $ 54,413    $492,122
     Securities available for sale:
       U.S. Treasury securities               3,001       3,021       6,057      12,079      14,317          -      26,396
       Other U.S. Government agency
       securities                             1,001       2,359       3,005       6,365      11,119      3,987      21,471
         Other debt security                      -           -           -           -           -        250         250
         Mortgage-backed certificates         6,527       4,072       3,269      13,868       1,465      1,686      17,019
     Federal funds sold                      42,289           -           -      42,289           -          -      42,289

         Federal Home Loan Bank stock             -           -           -           -           -      5,066       5,066
                                           -------------------------------------------------------------------------------
         Total interest-earning assets      223,634      64,765      98,246     386,645     152,566     65,402     604,613
                                           ===============================================================================

Liabilities
   Interest-bearing liabilities:
     Interest-bearing deposits:
       Passbook, statement savings
         and checking accounts (2)            3,141       3,141       6,282      12,564      19,337     46,449      78,350
       Money market deposits                  5,792       5,792      11,584      23,168      26,822     23,906      73,896
       Certificates of deposits              76,019      59,392      81,528     216,939      39,286      9,589     265,814
                                           -------------------------------------------------------------------------------
         Total interest-bearing deposits     84,952      68,325      99,394     252,671      85,445     79,944     418,060

     Advances from the Federal Home Loan Bank     -           -           -           -           -     75,000      75,000
     Securities sold under
       agreements to repurchase              13,084           -           -      13,084           -          -      13,084
                                           -------------------------------------------------------------------------------
         Total interest-bearing liabilities  98,036      68,325      99,394     265,755      85,445    154,944     506,144
                                           ===============================================================================

   Interest sensitivity gap                $125,598    $ (3,560)   $ (1,148)   $120,890   $  67,121   $(89,542)   $ 98,469
                                           ===============================================================================
   Cumulative interest sensitivity gap     $125,598    $122,038    $120,890    $120,890   $ 188,011
                                           ========================================================

   Cumulative interest sensitivity gap as a
     percentage of total assets                19.6%       19.0%       18.9%       18.9%       29.3%
______________________

(1)  Excludes nonaccrual loans of $563,000
(2)  Excludes $78.7 million of noninterest-bearing deposits.

     The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 1998, based on the information and assumptions set forth in the notes to the table. Totals as of December 31, 1997 are included for comparative purposes. The Company had no derivative financial instruments, foreign currency exposure or trading portfolio as of December 31, 1998 and 1997. The amounts included under each expected maturity date for loans, mortgage-backed certificates, and other investments were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes to the table. Similarly, expected maturity date amounts for interest-bearing core deposits were calculated based upon estimates of the period over which the deposits would be outstanding as set forth in the notes. With respect to the Company's adjustable rate instruments, amounts included under each expected maturity date were measured by adjusting the instrument's contractual maturity date for expectations of prepayments, as set forth in the notes.

     Interest-earning assets maturing in one year increased and those maturing after five years decreased at December 31, 1998 due primarily to an increase in the loan prepayment rate assumptions at December 31, 1998. These prepayment rates increased as a result of lower interest rates which also contributed to the overall decreases in yields on average interest-earning assets between December 31, 1997 and 1998.

     Interest-bearing liabilities maturing in one year decreased at December 31, 1998 primarily as a result of the reduction in interest- bearing deposits and short-term borrowings which resulted primarily from increases in noninterest-bearing deposits and the sale of mortgage-backed certificates. Interest-bearing liabilities maturing in years three and four changed primarily from the assumption that Federal Home Loan Bank convertible advances were estimated to mature in year four at December 31, 1998 instead of year three at December 31, 1997. A lower cost mix of interest-bearing liabilities contributed to the decrease in the average rate paid on interest- bearing liabilities at December 31, 1998 compared to those paid at December 31, 1997.


                                                     Amount maturing in:
                                         ------------------------------------------------------------------------
                                                                                                There-                 Fair
(Dollars in thousands)                   1 Year     2 Years    3 Years    4 Years    5 Years     after     Total       Value
                                         ------     -------    -------    -------    -------    -------   -------    --------

Interest-earning assets:
   Loans (1) (2)
     Fixed rate                         $ 43,228   $ 26,406   $ 13,366   $  8,583   $  5,573   $  9,643   $106,799   $108,022
       Average interest rate                8.20%      8.20%      8.15%      8.11%      8.00%      7.62%      8.13%

     Adjustable rate                     178,405     75,129     42,430     28,584     18,761     42,014    385,323    388,915
       Average interest rate                7.76%      7.66%      7.71%      7.87%      7.95%      8.02%      7.78%

   Mortgage-backed certificates (3)
     Fixed rate                            1,093        793        673        578        502        274      3,913      3,913
       Average interest rate                7.23%      8.42%      8.42%      8.42%      8.42%      8.95%      8.13%

     Adjustable rate                       6,861      3,190      1,647        857        454         97     13,106     13,106
       Average interest rate                6.73%      7.44%      7.44%      7.45%      7.45%      7.49%      7.07%

   Investments (4)                        18,444     17,378      8,058      3,987          -      5,316     53,183     53,183
     Average interest rate                  6.06%      6.07%      5.40%      5.40%         -%      7.58%      6.07%

   Federal funds sold                     42,289          -          -          -          -          -     42,289     42,289
     Average interest rate                  5.30%         -%         -%         -%         -%         -%      5.30%
                                        -------------------------------------------------------------------------------------
       Total - December 31, 1998        $290,320   $122,896   $ 66,174   $ 42,589   $ 25,290   $ 57,344   $604,613   $609,428
         Average interest rate              7.33%      7.55%      7.52%      7.68%      7.96%      7.92%      7.50%
                                        =====================================================================================
       Total - December 31, 1997        $230,405   $109,602   $ 88,599   $ 53,471   $ 40,778   $152,559   $675,414   $683,134
         Average interest rate              7.58%      7.70%      7.57%      7.91%      7.91%      7.94%      7.73%
                                        =====================================================================================

Interest-bearing liabilities:
   Interest-bearing deposits (5) (6)    $252,671   $ 56,012   $ 29,433   $ 19,997   $ 15,203   $ 44,744   $418,060   $419,849
     Average interest rate                  4.76%      4.55%      3.62%      3.43%      3.22%      2.30%      4.27%

   Borrowings (7)                         13,084          -          -     75,000          -          -     88,084     90,312
     Average interest rate                  3.96%         -%      5.18%      5.11%         -%         -%      4.94%
                                        -------------------------------------------------------------------------------------
       Total - December 31, 1998        $265,755   $ 56,012   $ 29,433   $ 94,997   $ 15,203   $ 44,744   $506,144   $510,161
         Average interest rate              4.72%      4.54%      3.62%      4.76%      3.22%      2.30%      4.38%
                                        =====================================================================================
       Total - December 31, 1997        $383,057   $ 51,634   $ 99,394   $ 20,763   $ 14,668   $ 40,519   $610,035   $612,728
         Average interest rate              5.19%      4.65%      5.14%      4.07%      4.03%      2.93%      4.92%
                                        =====================================================================================

____________________

(1)  Assumes the following annual prepayment rates:
     -For  single-family  residential  adjustable  loans which adjust based upon changes in the one-year constant maturity treasury index, 47%;
     -For single-family fixed-rate first mortgage loans, from 22% to 32%;
     -For commercial real estate loans, an average of 14%;
     -For consumer loans, an average of 27%; and
     -For most other loans, from 2% to 64%.
(2)  Excludes nonaccrual loans of $563,000.
(3) Assumes prepayment rates for adjustable mortgage-backed certificates of 48% to 52% and for fixed-rate mortgage-backed certificates of 14% to 19%.
(4) Totals include the Companys investment in FHLB Stock. Investment securities with call features are reflected in the maturity period in which the security is expected to be called based on interest rates at December 31, 1998.
(5)  For money market deposits, savings and checking accounts, assumes annual decay rates of 31%, 14% and 18%, respectively. These estimated rates are those last published by the Office of Thrift Supervision in November, 1994.
(6)  Excludes $78.7 million of noninterest-bearing deposits.
(7) The estimated expected maturity at December 31, 1998 of the $75 million of convertible FHLB advances is 3.3 years based on information from FHLB-Atlanta.


Impact of Inflation and Changing Prices

     The Consolidated Financial Statements and Notes presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation.

Impact of New Accounting Standards

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement is not currently applicable to the Company, because the Company does not have any derivative instruments and is not involved in hedging activities.

Impact of the Year 2000 Issue

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, such computer programs will not recognize the correct date after December 31, 1999. Also, systems and equipment that are not typically thought of as "computer related" (referred to as "non-IT") contain imbedded hardware or software that may have a time element.

     In 1997, the Company implemented a four phase project of inventory, assessment, renovation and testing/implementation to address the Year 2000 Issue. The scope of the project includes: ensuring the compliance of all applications, operating systems and hardware on the mainframe, PC and LAN systems; addressing issues related to non-IT embedded software and equipment; and addressing the compliance of the Company's significant borrowers and third party providers. A summary of significant milestones is presented below:

     * The first three phases of inventory, assessment and renovation have been substantially completed. The final phase, testing and implementation, is in process and is expected to be substantially completed by March 31, 1999. The Company plans to conduct additional testing throughout the year.

     * The majority of the Company's non-IT related systems and equipment are currently Year 2000 compliant based primarily on communications with vendors. Compilation of written documentation regarding compliance is underway and is scheduled to be substantially completed by the end of the first quarter of 1999, as is any testing of critical systems that the Company determines needs to be conducted.

     * The potential impact of Year 2000 will depend not only on the corrective measures the Company undertakes but also on other entities who provide data to or receive data from the Company and on those whose operational capability or financial conditions are important to the Company. The Company has received assurances from all major third party vendors that they are either Year 2000 compliant or expect to be in compliance prior to the end of the second quarter of 1999. In addition, management has reviewed significant lending and deposit relationships and consulted with these customers as to their plans to address Year 2000 issues. The plans of such parties are currently being monitored, and any fundamental impact on the Company will be evaluated.

     * The Company has established an internal review process to evaluate its Year 2000 testing results. Monthly progress reports are made to the Company's senior management and Board of Directors.

     * The Company estimates, based on current projections of allocations of existing resources and known direct costs, that total costs related to the Year 2000 project will be approximately $1,150,000. The Company estimates that approximately 78% of these costs will be related to the redeployment of existing personnel to address Year 2000 Issues, while approximately 22% of these costs will represent incremental expenses to the Company since inception of the Year 2000 project. Since inception, the Company has incurred approximately $500,000 of costs related to its Year 2000 project, of which approximately $40,000 represents incremental expenses. Of the $500,000 of Year 2000 project costs incurred since inception, approximately $160,000 and approximately $340,000 were incurred in 1997 and 1998, respectively. Some computer related initiatives have been delayed due to the allocation of resources towards Year 2000 issues. Management believes there has not been an adverse impact on the Company's financial condition or day to day operations as a result of computer projects being deferred due to reallocation of resources to the Year 2000 project.

     * The Company has established a Customer Awareness Program to inform customers of Year 2000 issues and provide status reports as to the Bank's Year 2000 efforts.

     The Company expects its critical systems to be compliant well before December 31, 1999. In the unlikely event that a critical system should not perform as expected or if there is non-compliance by a major third party provider, the Company is developing a contingency plan to address the possible failure of critical systems. The Company expects to complete its contingency plan by the end of the second quarter of 1999.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     Information contained in the above discussions titled, "Report to Our Stockholders" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," other than historical information, may contain forward-looking statements that involve risks and uncertainties including, but not limited to: (a) management's goals to improve interest rate margins and increase the loan portfolio, (b) the Company's interest rate risk position, future credit and economic trends including inflation and changing prices and
(c) the Company's compliance with Year 2000 data processing standards. These statements are made pursuant to the safe harbor provisions of the Private
Litigation Reform Act of 1995, and are provided to assist the reader in understanding anticipated future financial and operational results. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could ultimately prove to be inaccurate. The Company's actual results may differ materially from those projected in forward-looking statements.


Consolidated Statement of Financial Condition
-------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

                                                                                                    December 31,
                                                                                                1998           1997
                                                                                               ----------------------------

Assets
Cash                                                                                           $    14,656     $    16,993
Federal funds sold                                                                                  42,289          37,118
Securities available for sale at fair value (adjusted cost
of $64,327 and $135,861, respectively)                                                              65,136         137,188
Loans, net:
   Held for investment                                                                             484,783         486,487
   Held for sale                                                                                     3,878           3,167
Interest receivable                                                                                  3,723           4,888
Real estate owned, net                                                                                 377           1,098
Federal Home Loan Bank and Federal Reserve
   Bank stock, at cost                                                                               5,066           8,711
Property and equipment, net                                                                         13,002          14,230
Goodwill and other intangibles, net                                                                  3,647           4,010
Other assets                                                                                         4,499           4,193
                                                                                               ----------------------------
     Total assets                                                                              $   641,056     $   718,083
                                                                                               ============================

Liabilities and Stockholders' Equity
Liabilities:
   Deposits:
     Noninterest-bearing                                                                       $    78,712     $    54,874
     Interest-bearing                                                                              418,060         452,796
                                                                                               ----------------------------
        Total deposits                                                                             496,772         507,670

   Advances from the Federal Home Loan Bank                                                         75,000         145,000
   Other borrowings                                                                                      -           2,575
   Securities sold under agreements to repurchase                                                   13,084           9,664
   Advance payments by borrowers for taxes and insurance                                               599             720
   Other liabilities                                                                                 5,525           2,517
                                                                                               ----------------------------
     Total liabilities                                                                             590,980         668,146
                                                                                               ----------------------------

Commitments (Note 19)
Stockholders' equity:
   Preferred stock, $.01 par value; authorized 3,000,000
     shares; none outstanding                                                                            -               -
   Common stock, $.01 par value; authorized 7,000,000
     shares; issued and outstanding 4,808,806
     and 4,971,243, respectively                                                                        48              50
   Additional paid-in capital                                                                       14,177          18,119
   Retained earnings - substantially restricted                                                     39,600          35,416
   Common stock acquired by Employees Stock
     Ownership Plan (ESOP)                                                                          (4,052)         (4,232)
   Common stock acquired by Management
     Recognition Plan (MRP)                                                                           (199)           (271)
   Net unrealized gain on securities available for sale,
     net of income taxes                                                                               502             855
                                                                                               ----------------------------
     Total stockholders' equity                                                                     50,076          49,937
                                                                                               ----------------------------
                                                                                               $   641,056     $   718,083
                                                                                               ============================

The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Operations
-------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

                                                                                          Year Ended December 31,
                                                                                   1998            1997           1996
                                                                               -------------------------------------------
Interest and fees on loans                                                     $    39,931     $    38,220     $    30,243
Interest on mortgage-backed certificates                                             3,208           8,685          13,224
Interest on investment securities                                                    2,664           2,775           3,657
Dividends and other interest income                                                  1,228           1,096           1,047
                                                                               -------------------------------------------
   Total interest income                                                            47,031          50,776          48,171
                                                                               -------------------------------------------
Interest on deposits                                                                19,571          20,972          19,240
Interest on borrowings                                                               6,234           8,338           8,847
                                                                               -------------------------------------------
   Total interest expense                                                           25,805          29,310          28,087
                                                                               -------------------------------------------
   Net interest income                                                              21,226          21,466          20,084
Provision for loan losses                                                              510             600             377
                                                                               -------------------------------------------
   Net interest income after provision for loan losses                              20,716          20,866          19,707
                                                                               -------------------------------------------
Other income:
   Deposit fees                                                                      2,454           2,040           1,425
   Gains on sales of:
     Securities, net                                                                    72              84              77
     Loans, net                                                                      1,030             548             629
   Loan servicing fees and late charges                                                318             322             353
   Other                                                                             3,139           2,719           1,410
                                                                               -------------------------------------------
     Total other income                                                              7,013           5,713           3,894
                                                                               -------------------------------------------
Other expenses:
   Salaries and employee benefits                                                    8,301           8,313           7,762
   Equipment, data processing, and supplies                                          2,861           2,703           2,529
   Federal deposit insurance premiums, including
     one-time SAIF special assessment of $2,340
     in 1996                                                                           260             277           3,187
   Expenses related to proxy contest and other
     matters                                                                             -             405               -
   Other                                                                             6,775           5,614           4,694
                                                                               -------------------------------------------
     Total other expenses                                                           18,197          17,312          18,172
                                                                               -------------------------------------------
Income before income taxes                                                           9,532           9,267           5,429
Provision for income taxes                                                           3,417           3,264           1,821
                                                                               -------------------------------------------
   Net income                                                                  $     6,115     $     6,003     $     3,608
                                                                               ===========================================

Earnings per share:
     Basic                                                                     $      1.30     $      1.24     $       .74
                                                                               ===========================================
     Diluted                                                                   $      1.27     $      1.20     $       .72
                                                                               ===========================================
Dividends per common share                                                     $       .41     $       .33     $       .25
                                                                               ===========================================

The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Comprehensive Income
-------------------------------------------------------------------------------
(Dollars in thousands)

                                                                                          Year Ended December 31,
                                                                                   1998            1997            1996
                                                                                -------------------------------------------


Net income                                                                      $   6,115       $    6,003      $    3,608
                                                                                -------------------------------------------
Other comprehensive loss, before income taxes:
   Unrealized losses on securities available for sale
     Unrealized holding losses arising during the period                             (445)            (233)           (713)
     Less: reclassification adjustment for gains included in
       net income                                                                     (72)             (84)            (77)
                                                                                -------------------------------------------
Other comprehensive loss, before income taxes                                        (517)            (317)           (790)

Income tax benefit related to items of other
   comprehensive loss                                                                 164              109             242
                                                                                -------------------------------------------
Other comprehensive loss, net of income taxes                                        (353)            (208)           (548)
                                                                                -------------------------------------------
Comprehensive income                                                            $   5,762       $    5,795      $    3,060
                                                                                ===========================================

The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Changes in Stockholders' Equity
-------------------------------------------------------------------------------
(Dollars in thousands)

                                                                                         Common      Accumulated
                                                                                          Stock         Other
                                  Common          Common       Additional                Acquired    Comprehensive
                                   Stock          Stock         Paid-In       Retained   by ESOP    Income (Loss),Net
                                  Shares          Amount        Capital       Earnings   and MRP     of Income Taxes     Total
                                 ----------------------------------------------------------------------------------------------

Balance, December 31, 1995,
   as originally reported        1,596,675    $         16      $ 16,903      $ 28,641      $   (442)       $1,611     $ 46,729
Common stock issued in 1998
   three-for-one stock split     3,193,350              32           (32)            -             -             -            -
                                 ----------------------------------------------------------------------------------------------
Balance at December 31, 1995
   as restated                   4,790,025              48        16,871        28,641          (442)        1,611       46,729
Comprehensive income                     -               -             -         3,608             -          (548)       3,060
Cash dividends paid, net of
   tax benefits relating to              -
   dividends paid on unallocated
   shares held by ESOP                                   -             -        (1,209)            -             -       (1,209)
Principal payments on ESOP
   loan                                  -               -             -             -           300             -          300
Exercise of stock options, stock
   warrants, and related tax
   benefits                        115,107               1           766             -             -             -          767
Other                                    -               -             -             -           (39)            -          (39)
                                 ----------------------------------------------------------------------------------------------
Balance, December 31, 1996       4,905,132              49        17,637        31,040          (181)        1,063       49,608
Comprehensive income                     -               -             -         6,003             -          (208)       5,795
Cash dividends paid                      -               -             -        (1,627)            -             -       (1,627)
Purchase of Common Stock
   by ESOP                               -               -             -             -        (4,232)            -       (4,232)
Exercise of stock options
   and related tax benefits         66,111               1           482             -             -             -          483
Other                                    -               -             -             -           (90)            -          (90)
                                 ----------------------------------------------------------------------------------------------
Balance, December 31, 1997       4,971,243              50        18,119        35,416        (4,503)          855       49,937
Comprehensive income                     -               -             -         6,115             -          (353)       5,762
Cash dividends paid                      -               -             -        (1,931)            -             -       (1,931)
Exercise of stock options
and related tax benefits            69,063               -           602             -             -             -          602
Stock repurchases                 (231,500)             (2)       (4,667)            -             -             -       (4,669)
Other                                    -               -           123             -           252             -          375
                                 ----------------------------------------------------------------------------------------------
Balance, December 31, 1998       4,808,806    $         48      $ 14,177      $ 39,600      $ (4,251)       $  502     $ 50,076
                                 ==============================================================================================

The notes to consolidated financial statements are an integral part of this statement.


Consolidated Statement of Cash Flows
-------------------------------------------------------------------------------
(Dollars in thousands)

                                                                                        Year Ended December 31,
                                                                                 1998           1997             1996
                                                                          ------------------------------------------------

Cash flows from operating activities:
   Net income                                                              $     6,115      $      6,003     $      3,608
   Add (deduct) items not affecting cash during the year:
     Provision for loan losses                                                     510               600              377
     Provision for losses on real estate owned                                      15                81              136
     Amortization of loan yield adjustments                                        381               158              (98)
     Depreciation, amortization and accretion, net                               1,930             2,593            2,481
     Net (gains) losses on sales/disposals of:
       Securities                                                                  (72)              (84)             (77)
       Loans                                                                    (1,030)             (548)            (629)
       Real estate, property and equipment                                          36                16              160
     Proceeds from sales of loans held for sale                                 82,893            45,338           46,685
     Originations of loans held for sale                                       (82,608)          (46,097)         (45,003)
     Change in assets/liabilities, net
       Decrease (increase) in interest receivable and other assets               1,168            (1,121)          (3,689)
       Increase (decrease) in other liabilities                                  3,176               (46)            (532)
                                                                         ------------------------------------------------
         Net cash provided by operating activities                              12,514             6,893            3,419
                                                                         ------------------------------------------------
Cash flows from investing activities:
   Purchases of securities available for sale                                  (48,237)          (16,087)         (67,906)
   Proceeds from sales of securities available for sale                         66,660            35,447           14,792
   Principal repayments on securities available for sale                        34,855            49,243           66,519
   Proceeds from maturities and calls of securities available
     for sale                                                                   18,000            17,000           29,160
   Net increase in loans held for investment                                     2,307           (64,572)        (105,602)
   Net proceeds on sales of real estate owned                                      597             1,224            1,837
   Additions to real estate owned                                                  (86)             (129)            (398)
   Purchases of Federal Home Loan Bank stock
     and Federal Reserve Bank stock                                             (1,650)           (1,850)          (7,942)
   Redemption of Federal Home Loan Bank stock                                    5,295             1,000            7,110
   Purchases of property and equipment                                          (1,273)           (2,727)          (2,662)
   Proceeds from sales of property and equipment                                   453                10                -
                                                                         ------------------------------------------------
         Net cash provided by (used for) investing activities                   76,921            18,559          (65,092)
                                                                         ------------------------------------------------
Cash flows from financing activities:
   Proceeds from exercise of stock options and warrants                            173               357              583
   Net (decrease) increase in deposits                                         (10,898)            8,705           48,435
   Proceeds from Federal Home Loan Bank advances                               587,000         1,255,000        1,918,000
   Repayment of Federal Home Loan Bank advances                               (657,000)       (1,258,000)      (1,903,000)
   Proceeds from other borrowings                                                    -             4,000                -
   Repayment of other borrowings                                                (2,575)           (1,425)            (300)
   Net increase in securities sold under agreement
     to repurchase                                                               3,420             2,526            2,267
   Cash dividends paid                                                          (1,931)           (1,627)          (1,215)
   Purchase of common stock by ESOP                                                  -            (4,232)               -
   Common stock repurchases                                                     (4,669)                -                -
   Other, net                                                                     (121)             (123)             (24)
                                                                         ------------------------------------------------
         Net cash (used for) provided by financing activities                  (86,601)            5,181           64,746
                                                                         ------------------------------------------------
Increase in cash and cash equivalents                                            2,834            30,633            3,073
Cash and cash equivalents, beginning of year                                    54,111            23,478           20,405
                                                                         ------------------------------------------------
Cash and cash equivalents, end of year                                     $    56,945      $     54,111     $     23,478
                                                                         ================================================
Supplemental disclosures of cash flow information:
   Cash paid during the year for interest                                  $     8,910      $     11,624     $     11,883
   Cash paid during the year for income taxes                                    2,855             2,820            1,595
   Schedule of noncash investing and financing activities:
     Real estate acquired in settlement of loans                                   312             1,603            3,920
       Loans to facilitate sale of real estate owned                               470             2,058            1,622
     Loan to facilitate sale of property                                         1,336                 -                -


The notes to consolidated financial statements are an integral part of this statement.

Notes To Consolidated Financial Statements
-------------------------------------------------------------------------------

Note 1
Summary of Significant Accounting Policies

     CENIT Bancorp, Inc. (the "Holding Company" or the "Company") is a Delaware corporation that owns CENIT Bank, a federally chartered stock savings bank.
     On June 3, 1998, the Company, as the sole shareholder of its two subsidiary banks, merged Princess Anne Bank ("Princess Anne") into CENIT Bank, FSB. In July 1998, CENIT Bank FSB ceased the use of "FSB" and became CENIT Bank (the "Bank").
     The Company operates in one business segment, providing retail and commercial banking services to customers within its market area.
     The  preparation of the financial  statements in conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Investment Securities

     Investment securities are accounted for in accordance with Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain
Investments in Debt and Equity Securities." FAS 115 requires that certain securities be classified into one of three categories: held to maturity, available for sale, or trading. Securities classified as held to maturity are carried at amortized cost; securities classified as available for sale are carried at their fair value with the amount of unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity; and securities classified as trading are carried at fair value with the unrealized gains and losses included in earnings.
     Premium amortization and discount accretion are included in interest income and are calculated using the interest method over the period to maturity of the related asset. The adjusted cost of specific securities sold is used to compute realized gain or loss on sale. The gain or loss realized on sale is recognized on the trade date.

Loans

     Loans held for investment are carried at their outstanding principal balance. Unearned discounts, premiums, deferred loan fees and costs, and the allowance for loan losses are treated as adjustments of loans in the consolidated statement of financial condition.
     At December 31, 1998 and 1997, approximately seventy-five percent and seventy-one percent, respectively, of the principal balance of the Bank's real estate loans were to residents of or secured by properties located in Virginia. This geographic concentration is also considered in management's establishment of loan loss reserves.
     Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Generally, interest is not accrued on loans over ninety days past due. Uncollectible interest on loans that are contractually past due is charged-off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower has reestablished the ability to make periodic interest and principal payments, in which case the loan is returned to accrual status. Interest income is recognized on loans which are ninety days or more past due only if management considers the principal and interest balance to be fully collectible. Loan origination and commitment fees and certain direct loan origination costs and premiums and discounts related to purchased loans are deferred and amortized as an adjustment of yield over the contractual life of the related loan. The unamortized portion of net deferred fees is recognized in income if loans prepay or if commitments expire unfunded. The amortization of net fees or costs is included in interest and fees on loans in the consolidated statement of operations.
     Loans held for sale are carried at the lower of cost or market on an aggregate basis. Loan fees collected and direct origination costs incurred with respect to loans held for sale are deferred as an adjustment of the carrying value of the loans and are included in the determination of gain or loss on sale.

Impaired Loans

     Impaired loans are specifically reviewed loans for which it is probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement. The specific factors that influence management's judgment in determining when a loan is impaired include evaluation of the financial strength of the borrower and the fair value of the collateral. Impaired loans are measured and reported based on the present value of expected cash flows discounted at the loan's effective interest rate, or at the fair value of the loan's collateral if the loan is deemed "collateral dependent." A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment.

Allowance for Loan Losses

     The allowance for loan losses represents management's estimate of an amount adequate to absorb potential losses on loans that may become uncollectible. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans, the level and composition of classified loans, historical loss experience, expectations of future economic conditions, concentrations of credit, the relative inherent risk of loan types that comprise the loan portfolio, and other judgmental factors. The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Actual future losses may differ from estimates as a result of unforeseen events.

Real Estate Owned

     Real estate acquired in settlement of loans is recorded at the lower of the unpaid loan balance or estimated fair value less estimated costs of sale at the date of foreclosure. Subsequent valuations are periodically performed and valuation allowances are established if the carrying value of the real estate exceeds estimated fair value less estimated costs of sale. Costs related to development and improvement of real estate are capitalized. Net costs related to holding assets are expensed.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are charged to expense in the year incurred. Depreciation and amortization are computed principally on the straight-line basis over the estimated useful lives of the related assets.

Goodwill and other intangibles

     Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over 15 years. The core deposit intangible represents the estimated fair value of certain customer relationships acquired and is amortized on an accelerated basis over 10 years.

Long-Lived Assets

     Long-lived assets to be held and those to be disposed of and certain other intangibles are evaluated for impairment using the guidance of Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which was adopted by the Company on January 1, 1996. FAS 121 establishes when an impairment loss should be recognized and how an impairment loss should be measured. The adoption of FAS 121 did not have a significant impact on the financial statements of the Company.

Deposits

     Interest on deposits is accrued and compounded according to the contractual term of the deposit account and either paid to the depositor or added to the deposit account. On term accounts, the forfeiture of interest (because of withdrawal prior to maturity) is offset as of the date of withdrawal against interest expense.

Securities Sold Under Agreements to Repurchase

     The Bank enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financing transactions, and the obligations to repurchase securities sold are reflected as liabilities in the statement of financial condition. The securities underlying the agreements continue to be recorded as assets.

Income Taxes

     The provision for income taxes is based upon income taxes estimated to be currently payable and certain changes in deferred income tax assets and liabilities. The deferred tax assets and liabilities relate principally to the use of different reporting methods for bad debts, depreciation, and Federal Home Loan Bank stock dividends.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers cash and federal funds sold to be cash and cash equivalents.

Earnings Per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128). FAS 128 replaced the primary and fully diluted earnings per share ("EPS") calculations with two new calculations, basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution of stock options computed using the treasury stock method. In accordance with FAS 128, all prior periods have been restated. Basic earnings per share for the years ended December 31, 1998, 1997, and 1996 were determined by dividing net income for the respective year by 4,715,697 shares, 4,853,484 shares, and 4,850,151 shares, respectively. Diluted earnings per share for the years ended December 31, 1998, 1997, and 1996 were determined by dividing net income for the respective year by 4,829,641 shares, 4,986,066 shares, and 4,998,495 shares, respectively. The difference in the number of shares used for basic earnings per share and diluted earnings per share calculations for each of the three years results solely from the dilutive effect of stock options and warrants. Options on approximately 65,000 shares were not included in computing diluted earnings per share for the year ended December 31, 1998 because their effects were antidilutive. There were no options on shares at December 31, 1997 and 1996 that were antidilutive.

Comparative Financial Statements

     The financial statements for 1996 and 1997 have been reclassified to conform to the 1998 presentation. Such reclassifications had no impact on previously reported net income.

Note 2
Cash

     The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average amount of these reserve balances for the year ended December 31, 1998 was $2,703,000. On December 31, 1998, the required reserve balance was $5,108,000.

Note 3
Acquisition of Deposits

     On September 26, 1996 and November 7, 1996, the Bank assumed the deposits of five Essex Savings Bank, FSB ("Essex") branches pursuant to a Branch Purchase and Deposit Assumption Agreement dated July 2, 1996. As part of these transactions, the Bank assumed approximately $68.1 million of deposits, acquired certain other assets and liabilities, received approximately $65.5 million of cash and recorded total intangible assets of approximately $2.8 million. The Bank used the majority of the cash proceeds received in connection with the deposit assumptions to reduce its Federal Home Loan Bank (FHLB) advances.
     The Bank still operates the former Essex offices located in downtown Hampton, Virginia and in the Denbigh area of Newport News, Virginia. The deposits associated with Essex's Norfolk and Portsmouth, Virginia offices were consolidated into existing Bank retail offices in those neighborhoods, and the deposits associated ated into the Bank's existing Kiln Creek office located in York County, Virginia.with Essex's Grafton, Virginia office were consolidated into the Bank's existing Kiln Creek office located in York County, Virginia.

Note 4
Intangible Assets

     Goodwill and core deposit intangibles, and the related amortization, are as follows (in thousands):

                                                                                Core Deposit
                                                          Goodwill               Intangible                Total
                                                       -----------------------------------------------------------

Balance, December 31, 1996                             $   3,944                $    437                 $   4,381
Amortization                                                (290)                    (81)                     (371)
                                                       -----------------------------------------------------------
Balance, December 31, 1997                                 3,654                     356                     4,010
Amortization                                                (290)                    (73)                     (363)
                                                       -----------------------------------------------------------
Balance, December 31, 1998                             $   3,364                $    283                 $   3,647
                                                       ===========================================================

     At December 31, 1998, the Company had recorded $1,162,000 of accumulated amortization.

Note 5
Securities Available for Sale

Securities available for sale are as follows (in thousands):

                                                                           December 31,
                                                         1998                                          1997
                                  --------------------------------------------    -------------------------------------------------
                                                  Gross      Gross                                Gross       Gross
                                     Amortized Unrealized Unrealized    Fair         Amortized  Unrealized  Unrealized     Fair
                                        Cost       Gains     Losses     Value          Cost       Gains       Losses       Value
                                  --------------------------------------------    -------------------------------------------------

U.S. Treasury securities         $    26,043 $       353 $         - $    26,396     $    39,139 $       215 $      (11) $   39,343
                                 -----------------------------------------------  -------------------------------------------------
Other U. S. Government agency
securities                            21,344         134         (7)      21,471           5,999           6        (1)       6,004
                                 -----------------------------------------------  -------------------------------------------------
Other debt security                      250           -           -         250               -           -          -           -
                                 -----------------------------------------------  -------------------------------------------------
Mortgage-backed certificates:
     Federal Home Loan
     Mortgage Corporation
     participation certificates       11,445         214           -      11,659          81,382         880        (2)      82,260
   Federal National Mortgage
     Association pass-through
     certificates                      3,293          53         (1)       3,345           6,646         150        (2)       6,794
   Government National
     Mortgage Association
     pass-through certificates         1,952          63          -        2,015           2,695          92          -       2,787
                                 -----------------------------------------------  -------------------------------------------------
     Total mortgage-backed
       certificates                   16,690         330         (1)      17,019          90,723       1,122        (4)      91,841
                                 -----------------------------------------------  -------------------------------------------------
                                 $    64,327 $       817 $       (8) $    65,136     $   135,861 $     1,343$      (16) $   137,188
                                 ===============================================  =================================================


     During 1998, 1997, and 1996, the Company recognized gross gains of $143,000, $111,000, and $140,000, respectively, and gross losses of $71,000,
$27,000,  and  $63,000,   respectively,  on  the  sale  of  available  for  sale
securities.

     The amortized cost and fair value of securities available for sale at December 31, 1998 are shown below by contractual maturity (in thousands):

                                          Amortized        Fair
                                            Cost           Value
                                        --------------------------

Due in one year or less                $   12,010      $    12,079
Due after 1 year through 5 years           35,377           35,788
Due after 5 years                             250              250
Mortgage-backed certificates               16,690           17,019
                                       ---------------------------
                                       $   64,327      $    65,136
                                       ===========================

Note 6
Loans

Loans held for investment consist of the following (in thousands):


                                                           December 31,
                                                        1998            1997
                                                  -----------------------------

First mortgage loans:
  Single family                                    $    251,117    $    308,525
  Multi-family                                            7,874           6,374
  Construction:
    Residential                                          66,853          56,992
    Nonresidential                                        4,101           1,420
  Commercial real estate                                 76,611          57,913
  Consumer lots                                           3,703           4,573
  Acquisition and development                            11,444          13,327
Equity and second mortgage                               52,845          45,194
Purchased mobile home                                        52              95
Boat                                                      4,275           5,685
Other consumer                                           10,537           7,250
Commercial business                                      33,485          24,222
                                                   ----------------------------
                                                        522,897         531,570
Undisbursed portion of construction
  and acquisition and development loans                (35,463)        (42,067)
Allowance for loan losses                               (4,024)         (3,783)
Unearned discounts, premiums, and loan
  fees, net                                              1,373             767
                                                   ----------------------------
                                                   $    484,783    $    486,487
                                                   ============================

     At December 31, 1998, the Company's gross loan portfolio contains $215,833,000 of adjustable-rate mortgage loans and $55,022,000 of loans which are callable or balloon at various dates over the next seven years. Prime-based loans, net of the undisbursed portion of construction and acquisition and development loans, totaled $98,595,000 at December 31, 1998.

Nonaccrual loans are as follows (in thousands):

                                                      December 31,
                                           1998           1997             1996
                                    -------------------------------------------

Single family                        $      416      $      528      $    1,172
Commercial real estate                        -               -             457
Land acquisition                              -             200             200
Purchased mobile home                        15              48              83
Other consumer                               68              24              17
Commercial business                          64             240             483
                                     ------------------------------------------
                                     $      563      $    1,040      $    2,412
                                     ==========================================

Interest income that would have been recorded under the contractual terms of such nonaccrual loans and the interest income actually recognized are summarized as follows (in thousands):
                                                        Year Ended December 31,
                                                      1998      1997       1996
                                                  -----------------------------

Interest income based on contractual terms        $     61  $   92    $     252
Interest income recognized                              36      30          114
                                                  -----------------------------
  Interest income foregone                        $     25  $   62    $     138
                                                  =============================


Changes in the allowance for loan losses are as follows (in thousands):

                                              Year Ended December 31,
                                      1998            1997                 1996
                                    -------------------------------------------

Balance at beginning of year        $    3,783      $    3,806      $     3,696
Provision for loan losses                  510             600              377
Losses charged to allowance               (382)           (836)            (738)
Recovery of prior losses                   113             213              471
                                  ---------------------------------------------
  Balance at end of year            $    4,024      $    3,783      $     3,806
                                 ==============================================

     There were no impaired loans at December 31, 1998 and 1997.

     Loans serviced for others approximate $13,826,000 at December 31, 1998, $16,013,000 at December 31, 1997, and $17,740,000 at December 31, 1996.

Note 7
Interest Receivable

The components of interest receivable are as follows (in thousands):

                                                             December 31,
                                                         1998             1997
                                                    ---------------------------

Interest on loans                                   $    2,766      $     3,054
Interest on mortgage-backed certificates                   178            1,090
Interest on investments and interest-bearing
  deposits                                                 819              909
                                                   ----------------------------
                                                         3,763            5,053
Less:  Allowance for uncollected interest                 (40)            (165)
                                                   ----------------------------
                                                    $    3,723      $     4,888
                                                   ============================

Note 8
Real Estate Owned

Real estate owned is as follows (in thousands):
                                                              December 31,
                                                        1998             1997
                                                    ---------------------------


Residential - Single family                         $      325      $     1,204
Land                                                       105                -
                                                    ---------------------------
                                                           430            1,204
Less:  Valuation allowance                                (53)            (106)
                                                   ----------------------------
                                                    $      377      $     1,098
                                                   ============================

Changes in the valuation allowance for real estate owned are as follows (in thousands):

                                                  Year Ended December 31,
                                          1998            1997           1996
                                    -------------------------------------------

Balance at beginning of year        $      106      $      200      $       161
Provision for losses                        15              81              136
Losses charged to allowance               (68)           (175)             (97)
                                   --------------------------------------------
  Balance at end of year            $       53      $      106      $       200
                                   ============================================

     The provision for losses on real estate owned is included in other expense in the accompanying consolidated statement of operations.

Note 9
Federal Home Loan Bank and Federal Reserve Bank Stock

     Investment in the stock of the Federal Home Loan Bank (FHLB) is required by law for federally insured savings associations such as the Bank. No ready market exists for the stock and it has no quoted market value. The FHLB is required under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") to use its future earnings in various government-mandated programs including low to moderate income housing. These programs and other uses of the FHLB's future earnings could impair its ability to pay dividends to the Company on this investment.
     Investment in the stock of the Federal Reserve Bank is required by law for insured institutions such as Princess Anne. Due to the merger of Princess Anne with the Bank in 1998, investment in the stock of the Federal Reserve Bank is no longer required and the stock has been redeemed.

Note 10
Property and Equipment

Property and equipment consist of the following (in thousands):

                                                           December 31,
                                                       1998             1997
                                                    ---------------------------

Buildings and leasehold improvements                $    9,857      $    11,829
Furniture and equipment                                  9,845            8,904
                                                   ----------------------------
                                                        19,702           20,733
Less:  Accumulated depreciation and
       amortization                                     (9,404)          (9,318)
                                                   ----------------------------
                                                        10,298           11,415
Land                                                     2,704            2,815
                                                   ----------------------------
                                                    $   13,002      $    14,230
                                                   ============================

     Depreciation and amortization expense is $1,251,000, $1,154,000, and $1,037,000 for the years ended December 31, 1998, 1997 and 1996, respectively.
     In December 1998, the Company sold its corporate office building and leased back a portion of the building over a three-year period that ends December 31, 2001. The transaction was accounted for as a sale-leaseback. Accordingly, gain on the sale of $404,000 has been deferred and will be recognized in proportion to the related gross rent charged to expense over the lease term.

Note 11
Deposits

     Deposit balances by type and range of interest rates at December 31, 1998 and 1997 are as follows (in thousands):

                                                            December 31,
                                                        1998             1997
                                                    ---------------------------

Noninterest-bearing:
     Commercial checking                            $   69,801      $    47,499
     Personal checking                                   8,911            7,375
                                                    ---------------------------
          Total noninterest-bearing deposits            78,712           54,874
                                                    ---------------------------

Interest-bearing:
     Passbook and statement savings
          (interest rates of 2.46% at 1998 and
             3.34% at 1997)                             36,588           44,118
     Checking accounts (interest rates of 1.43% at
          1998 and 2.05% at 1997)                       41,762           32,754
     Money market deposits (interest rates of
          3.36% at 1998 and 3.25% at 1997)              73,896           47,726
     Certificates:
          3.99% or less                                    345              519
          4.00% to 4.99%                               121,862           70,286
          5.00% to 5.99%                               113,417          218,016
          6.00% to 6.99%                                18,818           27,210
          7.00% to 7.99%                                 9,958           10,369
          8.00% to 8.99%                                   294              668
          9.00% to 9.99%                                 1,120            1,130
                                                    ---------------------------
          Total certificates                           265,814          328,198
                                                    ---------------------------
          Total interest-bearing deposits              418,060          452,796
                                                    ---------------------------
          Total deposits                            $  496,772      $   507,670
                                                    ===========================

     Certificates in denominations greater than $100,000 aggregated $24,940,000 and $28,831,000 at December 31, 1998 and 1997, respectively. The weighted average cost of deposits approximates 4.54% and 4.66% for the years ended December 31, 1998 and 1997, respectively.

The following is a summary of interest expense on deposits (in thousands):

                                                Year Ended December 31,
                                          1998            1997          1996
                                    -------------------------------------------

Passbook and statement savings      $    1,235      $    1,522     $      1,558
Checking accounts                          605             602              677
Money market deposits                    2,412           1,566            1,398
Certificates                            15,373          17,351           15,678
Less:  Early withdrawal penalties         (54)            (69)             (71)
                                   --------------------------------------------
                                    $   19,571      $   20,972     $     19,240
                                   ============================================

At December 31, 1998, remaining maturities on certificates are as follows (in thousands):
                                              1999               $   216,939
                                              2000                    29,582
                                              2001                     9,704
                                              2002                     5,406
                                              2003                     4,183
                                                                 -----------
                                                                 $   265,814
                                                                 ===========

     At December 31, 1998, the Bank has pledged mortgage-backed certificates, U.
S. Treasury securities, and other U. S. Government agency securities with a total carrying value of $2,763,000 to the State Treasury Board as collateral for certain public deposits.

Note 12
Advances from the Federal Home Loan Bank

     At December 31, 1998, advances from the Federal Home Loan Bank (FHLB) consist of a $60,000,000 convertible fixed-rate advance with an interest rate of 5.18% and a $15,000,000 convertible fixed-rate advance with an interest rate of 4.84%. The $60,000,000 fixed-rate advance was convertible to an adjustable-rate advance at the option of the FHLB beginning in September, 1998, and quarterly thereafter until the advance's maturity in September, 2007. Through December 31, 1998, the FHLB has not exercised its option. The $15,000,000 fixed-rate advance matures in December 2003 and is subject, in December 2001, to a one-time option by the FHLB to convert to an adjustable-rate advance. These advances are collateralized by mortgage-backed certificates with a net book value of approximately $2,421,000 and by first mortgage loans with a net book value of approximately $244,203,000.
     The weighted average cost of advances from the FHLB is 5.43% and 5.58% for the years ended December 31, 1998 and 1997, respectively.

Note 13
Other Borrowings

     In 1997, the Company borrowed $4,000,000 from an unrelated third party lender for general corporate purposes. The loan balance was paid in full during 1998.

Note 14
Securities Sold under Agreements to Repurchase

     At December 31, 1998, mortgage-backed certificates sold under agreements to repurchase had a carrying value of $12,717,000 and a market value of
$13,346,000. The mortgage-backed certificates underlying these repurchase agreements were delivered to a branch of the Federal Reserve Bank which is acting as custodian in the transaction. The Company enters into reverse repurchase agreements with dealers and certain commercial deposit customers. The reverse repurchase agreements executed with commercial deposit customers do not constitute savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation. At December 31, 1998, all of the Company's reverse repurchase agreements were with commercial customers.

The following is a summary of certain information regarding the Company's reverse repurchase agreements (dollars in thousands):

                                                              December 31,
                                                          1998             1997
                                                    ---------------------------

Balance at end of year                              $   13,084      $     9,664
Average amount outstanding during the year              12,026            8,893
Maximum amount outstanding at any month end             22,913           12,199
Weighted average interest rate during the year           4.45%            4.60%
Weighted average interest rate at end of year            3.96%            4.57%
Weighted average maturity at end of year                 daily            daily

Note 15
Other Income and Other Expense

The components of other income and other expense are as follows (in thousands):

                                                Year Ended December 31,
                                          1998            1997           1996
                                    -------------------------------------------
Other income:
 Brokerage fees                     $      468      $      850      $       413
 Merchant processing fees                2,062           1,391              738
 Other miscellaneous                       609             478              259
                                    -------------------------------------------
                                    $    3,139      $    2,719      $     1,410
                                    ===========================================

Other expense:
 Net occupancy expense of premises       1,901      $    1,848      $     1,715
 Professional fees                         611             345              474
 Expenses, gains/losses on sales,
   and provision for losses on real
   estate owned, net                        89             215               38
 Merchant processing                     1,766           1,130              586
 Other miscellaneous                     2,408           2,076            1,881
                                    -------------------------------------------
                                    $    6,775      $    5,614      $     4,694
                                   ============================================

Note 16
Income Taxes

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):
                                                     December 31,
                                         1998             1997            1996
                                    -------------------------------------------

Deferred tax assets:
     Bad debt reserves              $    1,474      $    1,251      $     1,297
     Other                                 324             219               34
                                    -------------------------------------------
                                         1,798           1,470            1,331
                                    -------------------------------------------

Deferred tax liabilities:
     Federal Home Loan Bank
                stock dividends          (696)           (696)            (696)
     Unrealized gains on securities
                available for sale       (308)           (472)            (580)
     Depreciation                        (344)           (296)            (327)
     Other                               (251)           (299)            (106)
                                   --------------------------------------------
                                       (1,599)         (1,763)          (1,709)
                                   --------------------------------------------
Net deferred tax asset (liability) $      199      $     (293)     $      (378)
                                   ============================================
                                       38

The provision for income taxes consists of the following (in thousands):

                                               Year Ended December 31,
                                          1998            1997          1996
                                    -------------------------------------------

Current:
     Federal                        $    3,452      $    3,109      $     1,810
     State                                 294             131                -
                                    -------------------------------------------
                                         3,746           3,240            1,810
                                    -------------------------------------------
Deferred:
     Federal                              (277)             20                8
     State                                 (52)              4                3
                                    -------------------------------------------
                                          (329)             24               11
                                    -------------------------------------------
                                    $    3,417      $    3,264      $     1,821
                                    ===========================================

The reconciliation of "expected" federal income tax computed at the statutory rate (34%) to the reported provision for income taxes is as follows (in thousands):
                                               Year Ended December 31,
                                         1998            1997            1996
                                    -------------------------------------------

Computed "expected" tax provision   $    3,241      $    3,151      $     1,846
  Increase (decrease) in taxes
    resulting from:
      State income taxes, net of
        federal tax benefit               194              86                2
      Other                               (18)             27              (27)
                                   --------------------------------------------
 Provision for income taxes         $    3,417      $    3,264      $     1,821
                                   ============================================

     For tax purposes, the Bank may only deduct bad debts as charged off. This amount may differ significantly from the amount deducted for book purposes. Retained earnings at December 31, 1998 includes $6,134,000 representing that portion of the Bank's tax bad debt allowance for which no provision for income taxes has been made. This amount would be subject to federal income taxes if the Bank were to use the reserve for purposes other than to absorb losses.

Note 17
Employee Benefit Plans

Employees Stock Ownership Plan

     The following summarizes information relating to the Company's Employee Stock Ownership Plan, which covers substantially all employees after they have met certain eligibility requirements.

     Stock Purchase - 1992

     The Company recognized compensation expense on an accrual basis based upon the annual number of shares to be released valued at historical cost, plus estimated annual administrative expenses of the ESOP, less estimated annual dividends to be used for debt service and administrative expenses. ESOP related compensation expense recognized by the Company totaled $238,000 in 1996. The Company recognized interest expense on the ESOP loan and made quarterly contributions to the ESOP sufficient to fund such interest payments. Total contributions to the ESOP, which were used to fund principal and interest payments on the ESOP loan and administrative expenses of the ESOP, totaled $254,000 in 1996. There were no contributions to the ESOP nor any ESOP related compensation expense recognized in 1998 or 1997.
     In 1998 and 1997, dividends received by the ESOP, all of which related to allocated shares, were first used for administrative expenses, and dividends remaining were distributed to plan participants. Dividends received on allocated shares in 1998 totaled $93,000, of which $72,000 was distributed to participants. Dividends received on allocated shares in 1997 totaled $81,000, of which $63,000 was distributed to participants. In 1996, dividends received on both unallocated and allocated shares were used for debt service. Dividends received in 1996 totaled $63,000. The tax benefit relating to dividends paid on unallocated shares held by the ESOP is reflected as an addition to retained earnings. Shares were released and allocated to eligible participants on an annual basis. The number of additional shares released and allocated annually was based upon the pro rata amount of the total ESOP loan principal paid in that year as compared to the ESOP loan principal balance at the beginning of that year. At December 31, 1998, the ESOP has 216,950 allocated shares. A total of 14,581 shares were distributed in 1998 to terminated employees. All shares held by the ESOP relating to the 1992 stock purchase are considered outstanding for earnings per share calculations.

     Stock Purchase - 1997

     The Company recognizes compensation expense on an accrual basis based upon the estimated annual number of shares to be released valued at the shares' fair value. ESOP related compensation expense recognized by the Company totaled $467,933 in 1998.
     The loan between the ESOP and the holding company has a fifteen-year term with monthly principal and interest payments which commenced as of January 1998. Shares are released and allocated to eligible participants annually. The number of shares released and allocated annually is based upon the pro rata amount of the total principal and interest paid in that year as compared to the total estimated principal and interest to be paid over the entire term of the loan. Dividends received on unallocated shares were used for debt service.
     All of the 248,157 shares purchased in 1997 were unallocated at December 31, 1997. In 1998, 20,709 shares were allocated and were included in earnings per share calculations. At December 31, 1998, the fair value of unearned shares approximated $4,890,000.

401(k) Plan

     The Company has a 401(k) plan to which eligible employees may contribute a specified percentage of their gross earnings each year. For the years ended December 31, 1998, 1997 and 1996, the maximum percentage that could be contributed by employees was 15%, 10%, and 7%, respectively. The Company contributed a total of $207,000, and $154,000 to these plans during the years ended December 31, 1997, and 1996, respectively. In 1998, no contribution was made.

Postretirement Benefit Plan

     The Company sponsors a postretirement health care and life insurance benefit plan. This plan is unfunded and the Company retains the right to modify or eliminate these benefits. Participating retirees and eligible dependents under the age of 65 are covered under the Company's regular medical and dental plans. Participating retirees and eligible dependents age 65 or older are eligible for a Medicare supplement plan. The medical portion of the plan is contributory for retirees, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and copays. The life insurance portion of the plan is noncontributory.
     As permitted by FAS 106, the Company elected to amortize its unrecognized transition obligation over 20 years. At December 31, 1998 and December 31, 1997, the Company's unfunded accumulated postretirement benefit obligation totaled $804,000 and $537,000, respectively, and the accrued postretirement benefit cost recognized in the statement of financial condition totaled $177,000 and $136,000, respectively. Postretirement benefit cost was $97,000, $69,000, and $71,000 in 1998, 1997 and 1996, respectively.

Note 18
Stock Options and Awards

     At December 31, 1998, the Company has two stock-based compensation plans, the CENIT Stock Option Plan and the Management Recognition Plan, which are described below. Princess Anne also had three stock option plans prior to the merger with the Company. The Company has elected not to adopt the recognition provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," which requires a fair-value based method of accounting for stock options and similar equity awards, and will continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations to account for its stock-based compensation plans.

Stock Option Plans

     In conjunction with the Bank's 1992 conversion, the Company adopted the CENIT Stock Option Plan for the benefit of non- employee directors and key officers. During the period 1992-1997, the Company granted options relating to 370,875 shares of common stock, which is the total number of shares reserved for issuance under the Stock Option Plan. Options granted in 1992 in connection with the conversion became exercisable in full from two to five years after the date of grant, options granted in 1993 became exercisable in full two years after the date of grant, and options granted in 1994, 1995, 1996 and 1997 are exercisable 25% each year over the four-year period after the applicable date of grant. In addition, limited stock appreciation rights were granted with the options issued under the Stock Option Plan. These rights may be exercised in lieu of the related stock options only in the event of a change in control of the Company, as defined in the Stock Option Plan.
     In 1998, the Company adopted the CENIT Long-Term Incentive Plan for the benefit of non-employee directors and key officers and employees. The total number of shares of common stock reserved for issuance under the Long-Term Incentive Plan is 251,238. Options granted in 1998 are exercisable 25% each year over the four-year period after the date of grant. The Long-Term Incentive Plan and 1998 option awards are subject to the ratification and approval of the plan by the stockholders of the Company. In the alternative, the Company granted to the same optionees stock appreciation rights in amounts corresponding to the 1998 option awards, subject to expiration upon the Long-Term Incentive Plan's approval by the Company's stockholders.
     Under both the Stock Option Plan and the Long-Term Incentive Plan, the option price cannot be less than the fair market value of the common stock on the date of the grant, and options expire no later than ten years after the date of the grant.


                                                                          Year Ended December 31,
                                                 1998                             1997                              1996
                                     ----------------------------------------------------------------------------------------------
                                                     Weighted                         Weighted                           Weighted
                                                      Average                          Average                             Average
                                                     Exercise                         Exercise                           Exercise
                                        Shares         Price            Shares         Price              Shares           Price
                                     ----------------------------------------------------------------------------------------------

Outstanding at beginning
     of year                             271,938     $    6.09         343,149      $   5.40             399,681         $  4.95

Granted                                   67,000         22.25          12,705         15.00              18,702           11.54

Exercised                                (84,798)         5.31         (83,916)         4.63             (73,923)           4.49

Forfeited                                 (5,030)        15.65               -             -              (1,311)           5.94
                                      ----------                    ----------                         ---------
Outstanding at end of year               249,110         10.50         271,938          6.09             343,149            5.40
                                      ==========                    ==========                         =========


Options exercisable at
     year end                            164,331                       233,424                           289,983


     The weighted average fair value of options granted during 1998, 1997 and 1996 was $6.09, $4.89 and $3.73, respectively.

     The weighted  average fair value of all of the options  granted  during the
period  1995  through   1998  has  been   estimated   using  the   Black-Scholes
option-pricing model with the following weighted average assumptions:


                                                                              Year Ended December 31,
                                                         1998                      1997                       1996
                                               --------------------------------------------------------------------
Annual dividend yield                                    2.70%                    2.22%                       2.31%
Weighted average risk-free interest rate                 4.76%                    6.47%                       6.55%
Weighted average expected volatility                    29.00%                   28.00%                      29.00%
Weighted average expected life in years                   6.0                      6.3                         6.0

     The provisions of FAS 123 require pro forma disclosure of compensation expense for the Company based on the fair value of the awards at the date of the grant. Under those provisions, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

                                                                           Year Ended December 31,
                                                         1998                   1997                        1996
                                               -------------------------------------------------------------------
Net income:
       As reported                                     $6,115                   $6,003                      $3,608
       Pro forma                                        6,071                    5,973                       3,590

Basic earnings per share:
       As reported                                     $ 1.30                   $ 1.24                      $ 0.74
       Pro forma                                         1.29                     1.23                        0.74

Diluted earnings per share:
       As reported                                     $ 1.27                   $ 1.20                      $ 0.72
       Pro forma                                         1.26                     1.20                        0.72


     The following table summarizes information about the options outstanding at December 31, 1998:


                                              Options Outstanding                                 Options Exercisable
                           -----------------------------------------------------------   ---------------------------------

                                                        Weighted
                                                         Average          Weighted                                Weighted
                                                        Remaining         Average                                 Average
       Range of                    Number              Contractual        Exercise            Number              Exercise
    Exercise Prices             Outstanding               Life             Price            Exercisable             Price
--------------------------------------------------------------------------------------------------------------------------

     $3.84                        107,266                 3.58           $   3.84            107,266            $   3.84
     $5.95                         16,527                 2.45               5.95             16,527                5.95
     $7.09 to $7.73                21,056                 5.08               7.44             21,056                7.44
     $11.55 to $12.34              29,004                 7.58              12.04             17,223               11.67
     $15.00                        10,257                 8.17              15.00              2,259               15.00
     $22.25                        65,000                 9.75              22.25                  -               22.25
                                  -------                                                    -------
                                  249,110                 5.90              10.50            164,331                5.49
                                  =======                                                    =======


Management Recognition Plan

     The objective of the MRP is to enable the Company to retain personnel of experience and ability in key positions of responsibility. The MRP was authorized to acquire up to 2% of the shares of common stock of the Company issued in the conversion. The Bank contributed $247,250 to the MRP to enable the MRP trustees to acquire a total of 64,500 shares of the common stock in the conversion at $3.84 per share. As a result of an oversubscription in the subscription offering, the MRP was able to acquire only 45,000 shares in the conversion. In 1997 and 1996, the MRP purchased 14,118 and 10,605 additional shares, respectively, at an average price of approximately $15.13 and $11.26 per share, respectively. No shares were purchased in 1998.
     A total of 37,086 shares were granted in 1992 and vested 20% each year over five years beginning in 1993. The shares granted in 1996 and 1997 vest at the end of three to five years. Compensation expense, which is recognized as shares vest, totaled $72,320, $122,000, and $82,000 for 1998, 1997 and 1996,
respectively. The unamortized cost of the shares purchased, which represents deferred compensation, is reflected as a reduction of stockholders' equity in the Company's consolidated statement of financial condition.

     A summary of MRP grants is as follows:

                                               Year Ended December 31,
                                             1998           1997         1996
                                         --------------------------------------
         Outstanding at beginning of year  34,182          30,393        27,204
         Granted                                -          14,118        10,605
         Exercised                         (2,907)        (10,329)      (7,416)
                                         --------------------------------------
         Outstanding at end of year        31,275          34,182        30,393
                                         ======================================

     No grants were forfeited during 1997 and 1996 and no grants were exercisable at December 31, 1998, 1997, and 1996. During 1998, 3,783 shares were forfeited and returned to the outstanding balance. At December 31, 1998, the weighted average period until the awards become vested is approximately one and one-half years. The weighted average fair value of shares granted in 1997 and 1996 was $15.00, and $11.54, respectively.

Note 19
Commitments and Financial Instruments With Off-Balance Sheet Credit Risk

     The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers and, to a lesser extent, to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit in the form of loans or through letters of credit, interest rate caps and interest rate swaps. At December 31, 1998, financial instruments with off-balance sheet risk are limited to outstanding loan commitments and letters of credit. There are no open interest rate cap or interest rate swap positions at December 31, 1998.
     Loan commitments are agreements to extend credit to a customer provided that there are no violations of the terms of the contracts prior to funding. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Because certain of the commitments are expected to be withdrawn or expire unused, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case- by-case basis. The type and amount of collateral obtained varies but generally includes real estate or personal property.

     The Company had loan commitments, excluding the undisbursed portion of construction and acquisition and development loans, as follows (in thousands):

                                                             December 31,
                                                        1998             1997
                                                     --------------------------
Commitments outstanding:
  Mortgage loans:
    Fixed rate (rates between 6.00% and 8.25% at
       1998 and between 7.00% and 9.50% at 1997)    $    4,615      $     2,766
    Variable rate                                        1,219            1,745
  Commercial business loans                              5,617            2,857
                                                    ---------------------------
                                                    $   11,451      $     7,368
                                                    ===========================

     At December 31, 1998, the Company has granted unused consumer and commercial lines of credit of $29,577,000 and $4,684,000, respectively, and has commitments to purchase loans totaling $27,551,000.
     Standby letters of credit are written unconditional commitments issued to guarantee the performance of a customer to a third party and total approximately $3,964,000 at December 31, 1998. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending a loan and the collateral obtained, if any, varies but generally includes real estate or personal property. Because most of these letters of credit expire without being drawn upon, they do not necessarily represent future cash requirements.
      Commitments to purchase securities are contracts for delayed delivery of securities in which the seller agrees to make delivery on a specified future date of a specified instrument, with a specified coupon, for a specified price. At December 31, 1998, the Company had no such commitments.
      Rent expense under long-term operating leases for property approximates $713,000, $709,000, and $620,000 for the years ended December 31, 1998, 1997 and
1996, respectively. The minimum rental commitments under noncancelable leases with an initial term of more than one year for the years ending December 31, are as follows (in thousands):

                                                  1999                $     856
                                                  2000                      693
                                                  2001                      597
                                                  2002                      374
                                                  2003                      312
                                                  Thereafter              1,423
                                                                      ---------
                                                                      $   4,255
                                                                      =========

Note 20
Regulatory matters

Capital Adequacy

     The Bank is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.
     As set forth in the table below, quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of tier 1 (core) capital to adjusted total assets, of tier 1 risk-based and total risk-based capital to risk-weighted assets and tangible equity capital to adjusted total assets. As of December 31, 1998, the Bank exceeded all capital adequacy requirements to which it is subject.
     As of December 31, 1998, the most recent notification from the OTS categorized the Bank as "well capitalized" under the framework for prompt corrective action. To be considered well capitalized under prompt corrective action provisions, the Bank must maintain capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categorizations.

     The Bank's actual capital amounts and ratios are as follows (dollars in thousands):


                                                                                                                  Required for
                                                  Actual                          Required                      Well Capitalized
                                        ---------------------------    ---------------------------       ---------------------------

                                           Amount         Ratio           Amount      Ratio                   Amount         Ratio
                                           ------         -----           ------      -----                   ------         -----
As of December 31, 1998:

Tier 1 (core) capital                    $   45,271       7.1%         $   25,481      4.0%               $   31,851       5.0%
Tier 1 risk-based capital                    45,271      10.5              17,221      4.0                    25,832       6.0
Total risk-based capital                     49,074      11.4              34,442      8.0                    43,053      10.0
Tangible equity capital                      45,271       7.1              12,740      2.0                         -         -

As of December 31, 1997:

Core capital                             $   32,302       6.6%         $   14,744      3.0%               $   24,575       5.0%
Tier 1 risk-based capital                    32,302      11.1              11,610      4.0                    17,416       6.0
Total risk-based capital                     34,799      12.0              23,221      8.0                    29,026      10.0
Tangible capital                             32,302       6.6               7,372      1.5                         -         -

     The regulatory capital of the Bank increased during 1998 primarily as a result of the merger of the Company's two subsidiary banks.

Dividend Restrictions

     The Bank's capital exceeds all of the capital requirements imposed by FIRREA. OTS regulations provide that an association that exceeds all fully phased-in capital requirements before and after a proposed capital distribution can, after prior notice but without the approval by the OTS, make capital distributions during the calendar year of up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income during the most recent four-quarter period. Any additional capital distributions require prior regulatory approval.
     The Company is subject to the restrictions of Delaware law, which generally limit dividends to the amount of a corporation's surplus or, in the case where no such surplus exists, the amount of a corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Note 21
Stockholders' Equity

     As part of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Company after conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liqui dation account does not restrict the use or application of the Bank's retained earnings. At December 31, 1998, the liquidation account balance was $3,243,000.

Note 22
Related Party Transactions

     The Company has made loans to executive officers, directors, and to companies in which the executive officers and directors have a financial interest. The following is a summary of related party loans (in thousands):

Balance at January 1, 1998                                        $    2,892
Originations - 1998                                                    2,581
Repayments - 1998                                                     (1,178)
                                                                  -----------
Balance at December 31, 1998                                      $    4,295
                                                                  ===========

     Under the Company's current policy, related party loans are made on substantially the same terms, including interest rate and collateral requirements, as are available to the general public. The Company believes loans to related parties do not involve more than the normal risk of collectibility. Commitments to extend credit and letters of credit to related parties totaled $944,000 at December 31, 1998.

Note 23
Disclosures About Fair Value of Financial Instruments

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments presented below. The Company operates as a going concern and except for its investment securities portfolio and certain residential loans, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and therefore the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of December 31, 1998, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different.

Cash and Federal Funds Sold

     For cash and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities

     Fair values are based on quoted market prices or dealer quotes for U.S. Treasury securities, other U.S. government agency securities, and mortgage-backed certificates. As required by FAS 115, securities available for sale are recorded at fair value.

Loans

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities, or based on quoted market prices for mortgage- backed certificates securitized by similar loans, adjusted for differences in loan characteristics. The risk of default is measured as an adjustment to the discount rate, and no future interest income is assumed for nonaccrual loans.
     The fair value of loans does not include the value of the customer relationship or the right to fees generated by the account.

Federal Home Loan Bank Stock

     The carrying value of Federal Home Loan Bank stock is a reasonable estimate of the fair value.

Deposit Liabilities

     The fair value of deposits with no stated maturities (which includes demand deposits, savings accounts, and money market deposits) is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow model based on the rates currently offered for deposits of similar maturities.
     FAS 107 requires deposit liabilities with no stated maturity to be reported at the amount payable on demand without regard for the inherent funding value of these instruments. The Company believes that significant value exists in this funding source.

Short-term Borrowings

     For short-term borrowings (which include short-term advances from the Federal Home Loan Bank and securities sold under agreements to repurchase), the carrying amount is a reasonable estimate of fair value.

Long-term Borrowings

     Rates currently available to the Company for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

Loan Commitments and Standby Letters of Credit

     The Company has reviewed its loan commitments and standby letters of credit and determined that differences between the fair value and notional principal amounts are not significant.

     The estimated fair values of the Company's financial instruments that differ from their carrying amount are as follows (in thousands):


                                                                          December 31,
                                                             1998                             1997
                                                   ---------------------------     --------------------------
                                                     Carrying          Fair          Carrying         Fair
                                                      Amount           Value          Amount          Value
                                                   --------------------------     --------------------------
Financial assets:
  Loans held for investment, net                   $ 484,783      $  489,598       $  486,487     $   494,207
Financial liabilities:
  Deposits with stated maturities                    265,814         267,603          328,198         330,314
  Long-term borrowings                                75,000          77,228           62,575          63,152

     As mentioned in the assumptions above, the estimated fair value of loans and deposits does not include any value for the customer relationship or the right to future fee income which may be generated by these relationships.

Note 24
Condensed Parent Company Only Financial Statements

     The following condensed financial statements for CENIT Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

Condensed Statement of Financial Condition
(In thousands)
                                                              December 31,
                                                         1998             1997
                                                    ---------------------------
Assets:
  Cash                                              $       56      $         1
  Securities available for sale at fair value              250                -
  Equity in net assets of the Bank                      49,420           51,173
  Other assets                                             776            1,908
                                                    ---------------------------
                                                    $   50,502      $    53,082
                                                    ===========================

Liabilities:
  Other borrowings                                  $        -      $     2,575
  Other liabilities                                        426              570
                                                    ---------------------------
                                                           426            3,145
                                                    ---------------------------
Stockholders' equity                                    50,076           49,937
                                                    ---------------------------
                                                    $   50,502      $    53,082
                                                    ===========================

Condensed Statement of Operations
(In thousands)
                                                Year Ended December 31,
                                         1998             1997            1996
                                    -------------------------------------------
Equity in earnings of the Bank      $    6,520      $    6,767      $     3,943
Interest income                             22               -                -
Interest expense                          (76)           (110)             (16)
Salaries and employee benefits           (296)           (349)            (276)
Expenses related to proxy contest
and other matters                            -            (405)               -
Professional fees                        (202)           (247)            (108)
Other expenses                            (86)            (87)            (122)
                                    -------------------------------------------
Income before income taxes               5,882           5,569            3,421
Benefit from income taxes                  233             434              187
                                    -------------------------------------------
Net income                          $    6,115      $    6,003      $     3,608
                                    ===========================================

Condensed Statement of Cash Flows
(In thousands)
                                                      Year Ended December 31,
                                                    1998       1997       1996
                                               --------------------------------
Cash flows from operating activities:
     Net income                                $   6,115   $   6,003   $  3,608
     Add (deduct) items not affecting cash:
       Distributions in excess of earnings
       (undistributed earnings) of the Bank        1,399      (3,157)    (1,941)
       Amortization                                    6           3         26
       Decrease (increase) in other assets         1,860        (114)    (1,192)
       (Decrease) increase in liabilities            (73)        189        121
                                               --------------------------------
      Net cash provided by operations              9,307       2,924        622
                                               --------------------------------

Cash flows from investing activities:
     Purchase of securities available for sale      (250)          -          -
                                               --------------------------------
      Net cash used for investing activities        (250)          -          -
                                               --------------------------------

Cash flows from financing activities:
     Cash dividends paid                          (1,931)     (1,627)    (1,215)
     Net proceeds from issuance of common stock      173         357        583
     Increase in other borrowings                      -       4,000          -
     Principal payments on other borrowings       (2,575)     (1,425)         -
     Common stock repurchases                     (4,669)          -          -
                                                                              -
     Purchase of common stock by ESOP                  -      (4,232)         -
                                               --------------------------------
      Net cash used for financing activities      (9,002)     (2,927)     (632)
                                               --------------------------------
Net increase (decrease) in cash and cash
     equivalents                                      55          (3)       (10)

Cash and cash equivalents at beginning of period       1           4         14
                                               --------------------------------
Cash and cash equivalents at end of period     $      56   $       1  $       4
                                               ================================

Note 25
Quarterly Results of Operations (Unaudited)
(Dollars in thousands, except per share data)

                                                                                Year Ended December 31, 1998
                                                                     First          Second           Third          Fourth
                                                                    Quarter         Quarter         Quarter        Quarter
                                                               -----------------------------------------------------------


Total interest income                                          $   12,564      $    12,317     $    11,367     $    10,783
Total interest expense                                              7,177            7,014           6,006           5,608
                                                               -----------------------------------------------------------
     Net interest income                                            5,387            5,303           5,361           5,175
Provision for loan losses                                             204              136             100              70
                                                               -----------------------------------------------------------
     Net interest income after provision
       for loan losses                                              5,183            5,167           5,261           5,105
Other income                                                        1,565            1,869           1,803           1,776
Other expenses                                                      4,498            4,701           4,506           4,492
                                                               -----------------------------------------------------------
Income before income taxes                                          2,250            2,335           2,558           2,389
Provision for income taxes                                            793              831             934             860
                                                               -----------------------------------------------------------
     Net income                                                $    1,457      $     1,504     $     1,624     $     1,529
                                                               ===========================================================

Earnings per share:
     Basic                                                     $      .31      $       .32     $       .34     $       .33
                                                               ===========================================================
     Diluted                                                   $      .30      $       .31     $       .33     $       .33
                                                               ===========================================================
Dividends per common share                                     $      .10      $       .10     $       .10     $       .11
                                                               ===========================================================

                                                                                Year Ended December 31, 1997
                                                                     First          Second           Third          Fourth
                                                                    Quarter         Quarter         Quarter        Quarter
                                                               -----------------------------------------------------------

Total interest income                                          $   12,551      $    12,766     $    12,858     $    12,601
Total interest expense                                              7,221            7,385           7,461           7,243
                                                               -----------------------------------------------------------
     Net interest income                                            5,330            5,381           5,397           5,358
Provision for loan losses                                             150              150             150             150
                                                               -----------------------------------------------------------
     Net interest income after provision
       for loan losses                                              5,180            5,231           5,247           5,208
Other income                                                          971            1,359           1,376           2,007
Other expenses                                                      4,527            4,194           3,979           4,612
                                                               -----------------------------------------------------------
Income before income taxes                                          1,624            2,396           2,644           2,603
Provision for income taxes                                            570              848             935             911
                                                               -----------------------------------------------------------
     Net income                                                $    1,054      $     1,548     $     1,709     $     1,692
                                                               ===========================================================

Earnings per share:
     Basic                                                     $      .22      $       .31     $       .35     $       .36
                                                               ===========================================================
     Diluted                                                   $      .21      $       .30     $       .34     $       .35
                                                               ===========================================================
Dividends per common share                                     $      .08      $       .08     $       .08     $       .08
                                                               ===========================================================

NOTE: May not add to total for year due to rounding.

Report of Independent Accountants
-------------------------------------------------------------------------------

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP APPEARS HERE]


To the Board of Directors and Stockholders of CENIT Bancorp, Inc.
Norfolk, Virginia

     In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CENIT Bancorp, Inc. and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

Virginia Beach, Virginia
January 29, 1999

Investor Information
------------------------------------------------------------------------------

-    Annual Meeting of Stockholders

     The Annual Meeting of Stockholders of
CENIT Bancorp, Inc. will be held at 5:00 p.m.
on Wednesday, May 19, 1999 in the theater of the Chrysler Museum of Art, 245 West Olney
Road, Norfolk, Virginia. All stockholders are cordially invited to attend.

-    Stock Price Information

     CENIT Bancorp, Inc. Common Stock trades
on The Nasdaq Stock Market(R) under the
symbol CNIT. Newspapers and other stock tables may identify the stock under various abbreviations for CENIT Bancorp, Inc.

     The table below shows the reported high
and low sales prices of CENIT Bancorp, Inc.
Common Stock by quarters in fiscal years
1998 and 1997.
                  1998                    1997

Quarter      High        Low          High        Low
-------------------------------------------------------

First        $29.00      $23.33       $15.92     $13.33
-------------------------------------------------------

Second       $28.67      $20.50       $16.88     $13.17
-------------------------------------------------------

Third        $24.63      $16.75       $21.00     $15.83
-------------------------------------------------------

Fourth       $21.50      $14.13       $27.15     $19.33
-------------------------------------------------------

     Source: The Nasdaq Stock Market (R)

Note:
    Sales prices have been restated for the 3-for-1 stock split declared on March 24, 1998.



-   Stock Transfer Agent

    ChaseMellon Shareholder Services
    15th Floor, 450 West 33rd Street
    New York, NY  10001-2697

    Questions regarding your account should
    be referred in writing or by telephone to:

    ChaseMellon Financial Services
    85 Challenger Road
    Overpeck Centre
    Ridgefield Park, NJ  07660-2108
    Telephone 1-800-526-0801

-   Annual Report on Form 10-K and
    Additional Information

    A copy of Form 10-K as filed with the
    Securities and Exchange Commission is
    available without charge to stockholders upon written request. Requests for this or other financial information about CENIT
    Bancorp, Inc. should be directed to:

    Stuart F. Pollard
    Vice President and
    Director of Investor Relations
    CENIT Bancorp, Inc.
    Post Office Box 1811
    Norfolk, VA  23501-1811

- Independent Accountants

    PricewaterhouseCoopers LLP
    One Columbus Center, Suite 400
    Virginia Beach, Virginia 23462

Corporate Information
------------------------------------------------------------------------------

- Executive Offices

   225 West Olney Road
   Norfolk, VA 23510-1586
   Telephone (757) 446-6600

- Banking Offices

Norfolk

   745 Duke Street
   300 East Main Street
   2203 East Little Creek Road
   Super Kmart Center, 6101 Military Highway

Portsmouth
   3315 High Street

Chesapeake

   675 North Battlefield Boulevard
   2600 Taylor Road
   3220 Churchland Boulevard
   2612 Taylor Road
   (Mortgage Loan Production Office)

Virginia Beach

   1616 Laskin Road
   699 Independence Boulevard
   905 Kempsville Road
   641 Lynnhaven Parkway
   3001 Shore Drive
   4801 Columbus Street
   Super Kmart Center, 3901 Holland Road

Newport News
13307 Warwick Boulevard

Hampton

   2205 Executive Drive
   550 Settlers Landing Road

York County

   Victory Boulevard and Commonwealth Drive
   (Retail, Mortgage, Real Estate & Commercial Offices)
   Super Kmart Center, 5007 Victory Boulevard

- Subsidiary of CENIT Bank
   CENIT Commercial Mortgage Corporation


- Personal & Commercial Banking Services

Personal Banking

   Checking and Savings Accounts
   Retirement Accounts
   24 Hour Banking ATMs
     Members, HONOR (R) PLUS (R) CIRRUS (R) &
     VISA (R) Networks with access to DISCOVER (R)
     MASTERCARD (R) AMERICAN EXPRESS (R)
     ARMED FORCES FINANCIAL (R) (AFFN)
   BankLine(sm) 24 Hour Account Information
   Full Service Investment Brokerage
   Safe Deposit Boxes
   Construction and Permanent
     Residential Mortgages
   Lot Loans
   Equity Loans and Lines of Credit
   Car and Personal Loans
   Personal Credit Cards
   Private Banking Services

Commercial Banking

   Business Checking Accounts
   Interest Deposit Accounts
   Interest on Lawyers' Trust Accounts
   ESTEEM (sm) Banking for Medical Professionals
   BusinessManager (R) Receivables Financing
   Corporate Cash Management Services
   Wire Transfers and EFT Services
   Corporate Credit Cards
   Merchant BankCard Processing
   Loans to Businesses
     Small Business Administration (SBA)
      Government Guaranteed Loans
     Construction and Permanent
      Commercial Mortgages
     Lines of Credit
     Term Loans
     Equipment Loans
   Commercial Mortgage Loan Brokerage

CENIT Bank Retail Banking Offices
------------------------------------------------------------------------------


                               [GRAPHIC OMITTED]

                                [MAP SHOWN HERE]



                                 * Norfolk
                               1 - 745 Duke Street
                               2 - 300 East Main Street
                               3 - 2203 E. Little Creek Road
                               4 - Super Kmart, 6101 Military Hwy.

                                 * Chesapeake
                               5 - 675 N. Battlefield Boulevard
                               6 - 2600 Taylor Road
                               7 - 3220 Churchland Boulevard

                                 * Portsmouth
                               8 - 3315 High Street

                                 * Virginia Beach
                               9 - 1616 Laskin Road
                              10 - 699 Independence Boulevard
                              11 - 905 Kempsville Road
                              12 - 641 Lynnhaven Parkway
                              13 - 3001 Shore Drive
                              14 - 4801 Columbus Street
                              15 - Super Kmart, 3901 Holland Road

                                  * Hampton
                              16 - 2205 Executive Drive
                              17 - 550 Settlers Landing Road

                                  * Newport News
                              18 - 13307 Warwick Boulevard

                                  * York County
                              19 - Victory Boulevard and
                                   Commonwealth Drive
                              20 - Super Kmart, 5007 Victory Blvd.

[BACK COVER]

CENIT BANCORP, INC.

     Corporate Offices
     225 West Olney Road
     Norfolk, Virginia 23510-1586
     (757) 446-6600